Exhibit 4.1

$150,000,000

CREDIT AGREEMENT

dated as of August 11, 2011,

by and among

HICKORY TECH CORPORATION,

as Borrower,

COBANK, ACB,
as Administrative Agent, Lead Arranger, Bookrunner, Swingline Lender, Issuing Lender and a Lender,

UNION BANK, N.A.,
as Syndication Agent and a Lender,

SUNTRUST BANK,
as Documentation Agent and a Lender,

and

the other Lenders referred to herein,

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Term Loan Note
Exhibit A-3	-	Form of Swingline Note
Exhibit A-4	-	Form of Incremental Term Loan Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Prepayment
Exhibit D	-	Form of Notice of Conversion/Continuation
Exhibit E	-	Form of Officer’s Compliance Certificate
Exhibit F	-	Form of Assignment and Assumption
Exhibit G	-	Form of Notice of Account Designation
Exhibit H	-	Form of Joinder Agreement
Exhibit I	-	Form of Collateral Agreement
Exhibit J	-	Form of Guaranty Agreement

SCHEDULES

Schedule 1.1(a)	-	Revolving Credit Commitments
Schedule 1.1(b)	-	Term Loan Commitments
Schedule 1.1(c)	-	Replacement Letters of Credit
Schedule 8.1(a)	-	Jurisdictions of Organization and Qualification
Schedule 8.1(b)	-	Subsidiaries and Capitalization
Schedule 8.1(i)	-	ERISA Plans
Schedule 8.1(l)	-	Material Contracts
Schedule 8.1(m)	-	Labor and Collective Bargaining Agreements
Schedule 8.1(q)	-	Real Property
Schedule 8.1(s)	-	Debt and Guaranty Obligations
Schedule 8.1(t)	-	Litigation
Schedule 8.1(w)		License Information
Schedule 12.3	-	Existing Loans, Advances and Investments
Schedule 12.8	-	Affiliate Transactions
Schedule 15.9(d)	-	Voting Participants

v

CREDIT AGREEMENT, dated as of the 11th day of August, 2011 by and among HICKORY TECH CORPORATION, a Minnesota corporation (the “Borrower”), the Lenders who are or may become a party to this Agreement, and COBANK, ACB, a federally-chartered instrumentality of the United States of America, as Administrative Agent for the Lenders, and as Lead Arranger, Bookrunner, Issuing Lender, Swingline Lender and a Lender.

STATEMENT OF PURPOSE

The Borrower desires that the Lenders extend to the Borrower a $30,000,000 revolving loan facility, which will include a subfacility providing for the making of Swingline Loans in an aggregate amount not to exceed $5,000,000 and a subfacility permitting the issuance of Letters of Credit in an aggregate stated amount not to exceed $10,000,000, and a $120,000,000 term loan facility.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I
DEFINITIONS
SECTION 1.1 Definitions.  The following terms when used in this Agreement shall have the meanings assigned to them below:

“Administrative Agent” means CoBank in its capacity as Administrative Agent under this Agreement and each of the other Loan Documents, and any successor thereto appointed pursuant to Section 14.1.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 15.1(c).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the aggregate amount of the Lenders’ Commitments hereunder, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof.  On the Closing Date, the Aggregate Commitment shall be One Hundred Fifty Million Dollars ($150,000,000).

“Agreement” means this Credit Agreement, as further amended, restated, supplemented or otherwise modified from time to time.

“Annual Officer’s Compliance Certificate” means the Officer’s Compliance Certificate delivered in connection with the financial statements required by Section 9.1(b).

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, including the Licenses, the Communications Act, PUC Laws and all Environmental Laws, and all orders, decisions, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall have the meaning assigned thereto in Section 6.1(c).

“Approved Fund” means any Person (other than a natural Person or any Person that is organized in the form of a collateralized debt obligation or a collateralized loan obligation), including any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that such Approved Fund must be administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 15.9), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Available Revolving Commitment” means, at any time, an amount equal to the excess, if any, of (a) the Revolving Credit Commitment, as it may have been reduced pursuant to this Agreement, less (b) the Revolving Credit Obligations.

“Base Rate” means a variable rate of interest per annum equal, on any day, to the rate of interest established by CoBank on the first Business Day of each week as the higher of (i) 1.50% plus the higher of (x) one-week LIBOR and (y) one-month LIBOR; and (ii) the Prime Rate.  For the purpose of this definition of “Base Rate”, “LIBOR” shall mean the one (1) week and/or one (1) month rate (rounded upward to the nearest hundredth), as quoted by the British Bankers Association at 11:00 a.m. London time and published by Bloomberg, on the first Business Day of the week applicable to the Borrower’s election of the Base Rate.

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 6.1(a).

“Borrower” means Hickory Tech Corporation in its capacity as borrower hereunder.

“Borrower Materials” shall have the meaning assigned thereto in Section 9.6.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in such state are closed or which the Federal Reserve Banks are closed, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Calculation Date” shall have the meaning assigned thereto in Section 6.1(c).

“Capital Lease” means any lease of any property by the Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” means (i) the CoBank Cash Management Agreement and (ii) any other agreement or arrangement to provide treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer (including ACH funds transfer services) and other cash management services that is between a Loan Party and a Lender or a Secured Affiliate.

“Change in Control” shall have the meaning assigned thereto in Section 13.1(i).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any Applicable Law, (b) any change in any Applicable Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.

“CoBank” means CoBank, ACB, a federally chartered instrumentality of the United States, and its successors.

“CoBank Cash Management Agreement” means any Electronic Commerce Master Service Agreement entered into between CoBank and the Borrower following the Closing Date, including all exhibits, schedules and annexes thereto and including all related forms delivered by the Borrower to CoBank related thereto, including the CoBank Cash Manager Initial Rules Sets and similar documents; provided that, the Borrower has elected pursuant to its rule set instructions or similar document to have its accounts that are subject to the Cash Management Agreement settle against the Swingline Loan and such election has not been modified.

“CoBank Equities” shall have the meaning assigned thereto in Section 10.14(a).

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified from time to time.

“Collateral” means the collateral security for the Secured Obligations or the Guaranteed Obligations pledged or granted pursuant to the Security Documents.

“Collateral Agreement” means the Collateral Agreement of even date herewith executed by the Borrower and the Guarantors named therein in favor of the Administrative Agent for the benefit of itself and the Lenders, substantially in the form of Exhibit H, as amended, restated, supplemented, or modified from time to time.

“Commitment” means, as to any Lender the sum of such Lender’s Revolving Credit Commitment, its Term Loan Commitment and its Incremental Term Loan Commitment, each as applicable and as set forth opposite such Lender’s name on Schedule 1.1(a), Schedule 1.1(b) or the Register, as applicable, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

“Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment of all the Lenders.

“Communications Act” means the Communications Act of 1934, as amended and any similar or successor federal statute, and the rules and regulations of the FCC thereunder, all as the same may be in effect from time to time.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Facility” means the collective reference to the Revolving Credit Facility, the L/C Facility, the Term Loan Facility, the Incremental Term Loan Facility and the Swingline Facility.

“Current Management Group” shall have the meaning set forth in Section 13.1(i).

“Debt” means, with respect to the Borrower and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP:  (a) all liabilities, obligations and indebtedness for borrowed money; (b) that portion of obligations with respect to

Capital Leases or other capitalized agreements that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such Person evidenced by bonds, debentures, promissory notes or other similar instruments representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services of any such Person, except trade payables arising in the ordinary course of business and outstanding not more than ninety (90) days after such obligation is due; (e) all obligations created or arising under any conditional sale or other title retention agreement; (f) all indebtedness secured by any lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, but only to the extent of the fair value of such property or asset; (g) all obligations of any such Person under take-or-pay or similar arrangements or under commodities agreements; (h) the maximum amount of all direct and contingent obligations of such Person arising under any letters of credit or bankers’ acceptance facilities or similar instrument and, without duplication, all drafts drawn thereunder (to the extent unreimbursed); (i) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product or arrangement; (j) with respect to the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer, the least of (i) such Debt and (ii) such Person’s actual liability for such Debt; (k) obligations with respect to principal under contingent obligations for the repayment of money or the deferred purchase price of property, whether or not then due and payable (calculated as the maximum amount of such principal); (l) obligations under partnership, organizational or other agreements to fund capital contributions or other equity calls with respect to any Person or investment, or to redeem, repurchase or otherwise make payments in respect to capital stock or other securities of such Person; and (m) all Guaranty Obligations of any such Person; provided that for purposes of calculating the financial covenants set forth in Article XI of this Agreement, the GE Financing and the Restructured GE Financing (if applicable) shall only constitute “Debt” if, and only to the extent that, amounts owed by Enventis, the Borrower, the GE Financing Subsidiary (if any) or any other Loan Party thereunder are outstanding thereunder in excess of 90 days.

“Debt Service” means, with respect to the Borrower and its Subsidiaries for any period, the sum of the following, each calculated for such period on a Consolidated basis without duplication in accordance with GAAP:  (a) Interest Expense plus (b) all scheduled principal payments or similar amounts required to be paid (including scheduled reductions in commitments on lines of credit to the extent such commitment reductions would cause the repayment of principal amounts then outstanding under such lines) with respect to Total Debt (other than mandatory prepayments required pursuant to Section 4.5(b)).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 13.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 6.13(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or the Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 6.13(b)) upon delivery of written notice of such determination to the Borrower, the Issuing Lender, the Swingline Lender and each Lender.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States or the District of Columbia.

“EBITDA” (a) means, with respect to the Borrower and its Subsidiaries for any period, calculated on a Consolidated basis without duplication, in accordance with GAAP,  the result of (i) sum of (1) Net Income or deficit, as the case may be, (2) Interest Expense (including non-cash interest), (3) depreciation and amortization expense, (4) income taxes, (5) certain one-time items and/or adjustments, in each case to be agreed upon by the Administrative Agent in its reasonable discretion, associated with (I) fees and expenses in connection with the Credit Facilities and Hedge Agreements associated with the Credit Facilities and the existing Debt being refinanced by the Credit Facilities, (II) any Permitted Acquisitions or dispositions of assets permitted by Section 12.5(e), (III) any non-cash restructuring charges, (IV) cash restructuring charges not to exceed $1,000,000 in the aggregate during the term of this Agreement, and (V) any Debt restructuring or amendment charges, (6) losses from the disposal or impairment of property and equipment and other long-term assets, including goodwill, intangibles and spectrum, (7) losses on sales of assets (excluding sales in the ordinary course of business) and (8) any other non-cash expenses, charges, losses, or infrequent, unusual or extraordinary items reducing net income for such period to the extent such non-cash items do not represent a cash item in any future period; provided however that the items specified above in clauses (2) through (8) shall only be included to the extent such items reduce the Net Income of the Borrower; minus (ii) to the extent included in calculating Net Income or deficit, the sum of (1) non-cash dividends, (2) patronage income, (3) equity in earnings from unconsolidated Subsidiaries and joint ventures, (4) gains from the disposal of property and equipment and other long-term assets, including goodwill, intangibles and spectrum (excluding disposals in the ordinary course of business), (5) gains on sales of assets (excluding sales in the ordinary course of business) and (6) any other non-cash gains, non-cash income, or extraordinary items increasing Net Income, and (b) will be measured for the then most recently completed four fiscal quarters, adjusted to give effect to any material acquisition (including any Permitted Acquisition), sale or other disposition, directly or through a Subsidiary, of any business (or any portion thereof) during the period of calculation as if such acquisition, sale or other disposition occurred on the first day of such period of calculation.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the Issuing Lender and the Swingline Lender, and (iii) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Person that is organized in the form of a collateralized debt obligation or a collateralized loan obligation and (C) until such time as an Enventis Restrictions Release Event has occurred, GE Commercial Distribution Finance Corporation or any of its Affiliates.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (a) which any Loan Party or any of their ERISA Affiliates sponsor or maintain, (b) to which any Loan Party or any of their ERISA Affiliates make, is making, or is obligated to make contributions, or (c) with respect to which any Loan Party has any liability, contingent or otherwise, and includes any Pension Plan.

“Enventis” means Enventis Telecom, Inc., a Minnesota corporation and a Wholly Owned Subsidiary of the Borrower.

“Enventis Restrictions Release Event” means an event that shall be deemed to have occurred upon:

(a)           the termination of the GE Financing, the release of all Liens of GE Commercial Distribution Finance Corporation on the assets of Enventis, and the release of the guaranty from the Borrower to GE Commercial Distribution Finance Corporation pursuant to which the Borrower has guaranteed Enventis’s obligations under the GE Financing;

(b)           the transfer of that portion of Enventis’s business to which the GE Financing relates to a new, wholly-owned Subsidiary (the “GE Financing Subsidiary”) of the Borrower or any other Loan Party and, in connection therewith, (i) the release of all Liens of GE Commercial Distribution Finance Corporation on the assets of Enventis, (ii) the modification (or the release and replacement) of the guaranty from the Borrower to GE Commercial Distribution Finance Corporation, pursuant to which the Borrower has guaranteed Enventis’s obligations under the GE Financing, to make such guaranty a guaranty of the GE Financing Subsidiary’s obligations under the Restructured GE Financing only, and (iii) the entry into the Restructured GE Financing by the GE Financing Subsidiary and GE Commercial Distribution Finance Corporation; or

(c)           the sale of that portion of Enventis’s business to which the GE Financing relates to a third-party that is unrelated to the Loan Parties and, in connection therewith, the release of (i) all liens of GE Commercial Distribution Finance Corporation on the assets of Enventis and (ii) the guaranty from the Borrower to GE Commercial Distribution Finance Corporation pursuant to which the Borrower has guaranteed Enventis’s obligations under the GE Financing.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is a member of a controlled group or under common control with any Loan Party within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to the Code).

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 13.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Evergreen Letter of Credit” shall have the meaning assigned thereto in Section 3.9.

“Excess Proceeds” shall have the meaning assigned thereto in Section 4.5(b)(v).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 6.12(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 6.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 6.11(a).

“Existing Interest Rate Contract” shall mean that certain Interest Rate Contract between the Borrower and Wells Fargo Bank, National Association (as successor to Wachovia Bank, National Association) evidenced by that certain ISDA Master Agreement dated as of June 5, 2003 (and all Schedules thereto) and further evidenced by that certain Swap Transaction Confirmation dated as of April 8, 2009 as issued by Wachovia Bank, National Association and confirmed by the Borrower.

“Existing Swap Contract Provider Notice Letter” means a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which Wells Fargo Bank, National Association (as successor to Wachovia Bank, National Association), as a counterparty to the

Existing Interest Rate Contract, (i) appoints the Administrative Agent as its collateral agent under the applicable Security Documents, (ii) agrees that it will not have any right individually to enforce or seek to enforce any Security Document or any guaranty of the Secured Obligations, or to realize upon any Collateral security for the Secured Obligations, in each case, solely in its capacity as a counterparty to the Existing Interest Rate Contract, but without diminution or modification of any other rights it may have in any other capacity, and (iii) agrees and acknowledges that all rights and remedies to enforce or seek to enforce any Security Document or any guaranty or to realize upon any Collateral security for the Secured Obligations may be exercised only by the Administrative Agent.

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding, (iv) the principal amount of the Term Loan made by such Lender then outstanding, and (v) the aggregate principal amount of all Incremental Term Loans made by such Lender then outstanding or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“FCC” means the Federal Communications Commission, or any other similar or successor agency of the federal government administering the Communications Act.

“FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent.

“Federal Interest” means the reversionary interest pursuant to 15 C.F.R. Part 14 of the NTIA in assets acquired with the approximately $17,000,000 of proceeds of the federal grant (grant number NT10BIX5570086) received by Enventis in connection with the Broadband Technologies Opportunities Program.

“Fee Letter” means that certain letter agreement dated April 14, 2011 among the Borrower and CoBank.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by the Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated (subject to Section 15.8) and consistent with the prior financial practice of the Borrower and its Subsidiaries.

“GE Financing” shall have the meaning assigned thereto in Section 12.1(g).

“GE Financing Subsidiary” shall have the meaning assigned thereto in clause (b) of the definition of “Enventis Restrictions Termination Event.”

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities, including all Licenses.

“Governmental Authority” means any nation or government, any province, state or territory or other political subdivision thereof, any governmental agency, department, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization, including the FCC and any PUC.

“Guaranteed Obligations” shall have the meaning assigned thereto in the Guaranty Agreement.

“Guarantor” means the collective reference to each Person executing the Guaranty Agreement.

“Guaranty Agreement” means the Guaranty Agreement of even date herewith executed by the Guarantors in favor of the Administrative Agent for the ratable benefit of itself and the

Secured Parties, substantially in the form of Exhibit J as amended, restated, supplemented or otherwise modified from time to time.

“Guaranty Obligation” means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Applicable Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental or Common Law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass or which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Incremental Term Lender” means any Lender holding any portion of the Incremental Term Loan Commitment.

“Incremental Term Loan” shall mean any incremental term loan made to the Borrower pursuant to Section 4.4.

“Incremental Term Loan Agreement” shall mean each agreement executed pursuant to Section 4.4 by the Borrower and one or more existing Lenders or New Term Lenders not theretofore Lenders, as applicable, and acknowledged by the Administrative Agent and the Borrower, providing for an Incremental Term Loan hereunder; it being understood and agreed that any New Term Lender not theretofore a Lender shall be, as of the relevant Incremental Term Loan Effective Date, a party hereto as a Lender and have the rights and obligations of a Lender hereunder, and such agreement shall set forth the Incremental Term Loan Commitment of such Lender.

“Incremental Term Loan Commitment” shall mean (a) as to any Lender, the obligation of such Lender to make Incremental Term Loans, as applicable, to the Borrower in an aggregate principal amount not to exceed the amount described in the relevant Incremental Term Loan Agreement and as set forth opposite such Lender’s name in the Register, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate obligations of all Lenders to make the Incremental Term Loans, as such amount may be increased, reduced or otherwise modified at any time or from time to time.  The Incremental Term Loan Commitment of all Lenders as of the Closing Date shall be $0.

“Incremental Term Loan Effective Date” shall mean, with respect to any Incremental Term Loan, the date, which shall be a Business Day, on or before the applicable Incremental Term Loan Maturity Date, but no earlier than thirty (30) days after the date of delivery of the applicable Incremental Term Loan Notification, on which each of the applicable Lenders shall make such Incremental Term Loan to the Borrower pursuant to Section 4.4.

“Incremental Term Loan Facility” shall mean the incremental term loan facility established pursuant to Section 4.4.

“Incremental Term Loan Maturity Date” with respect to any Incremental Term Loan, shall have the meaning set forth in the applicable Incremental Term Loan Notification, or such earlier date as payment of the remaining outstanding principal amount of such Incremental Term Loan or of all remaining outstanding Obligations shall be due (whether by acceleration or otherwise) in accordance with this Agreement.

“Incremental Term Loan Note” shall mean a promissory note made by the Borrower in favor of a Lender evidencing the portion of the Incremental Term Loans made by such Lender, substantially in the form of Exhibit A-4, as such promissory note may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time.

“Incremental Term Loan Notification” shall have the meaning assigned thereto in Section 4.4.

“Incremental Term Loan Percentage” means, as to any Lender making an Incremental Term Loan, (a) prior to making the Incremental Term Loans, the ratio of (i) the Incremental Term Loan Commitment of such Lender to (ii) the Incremental Term Loan Commitments of all Lenders making the Incremental Term Loans and (b) after the Incremental Term Loans are made, the ratio of (i) the outstanding principal balance of the Incremental Term Loan of such

Lender to (ii) the aggregate outstanding principal balance of the Incremental Term Loans of all Term Loan Lenders.

“Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.

“Insurance Proceeds” shall have the meaning assigned thereto in Section 4.5(b)(iv).

“Interest Expense” means, with respect to the Borrower and its Subsidiaries for any period, aggregate interest expense thereof with respect to Total Debt (and, to the extent not included therein, interest expense attributable to Capital Leases, the commitment fees payable hereunder and any fees and charges with respect to any other Debt, and any fees, charges and other net obligations payable with respect to any Hedging Agreements), calculated on a Consolidated basis, without duplication, in accordance with GAAP.

“Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Interpolated LIBOR Period” shall have the meaning set forth in Section 6.1(b)(vi).

“ISP” means the International Standby Practices as most recently published from time to time by the International Chamber of Commerce.

“Issuing Lender” means with respect to Letters of Credit issued hereunder on or after the Closing Date, CoBank, in its capacity as issuer of any Letter of Credit, or any successor thereto.

“Joinder Agreement” means a joinder agreement executed and delivered by an additional Domestic Subsidiary of any Loan Party in favor of the Administrative Agent for the ratable benefit of itself and the Secured Parties, substantially in the form of Exhibit H.

“L/C Commitment” means the lesser of (a) Ten Million Dollars ($10,000,000) and (b) the Revolving Credit Commitment less, at any time that the CoBank Cash Management Agreement is in effect, the Swingline Commitment.

“L/C Facility” means the letter of credit facility established pursuant to Article III hereof.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit, (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5 and (c) all other interest, indemnities, Reimbursement Obligations, commissions, fees and expenses owed to the Issuing Lender and the Administrative Agent pursuant to Article III.

“L/C Participants” means the collective reference to all the Revolving Credit Lenders other than the Issuing Lender.

“L/C Support Documents” shall have the meaning assigned thereto in Section 3.2.

“Lead Arranger” means CoBank in its capacity as lead arranger for Lenders under this Agreement and each of the other Loan Documents.

“Lenders” means each Person executing this Agreement as a Lender (including the Issuing Lender and the Swingline Lender unless the context otherwise requires) set forth on the signature pages hereto, each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 15.9 and any New Term Lenders.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Letters of Credit” shall have the meaning assigned thereto in Section 3.1.

“Leverage Ratio” shall have the meaning assigned thereto in Section 11.1.

“LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $1,000,000 for a period equal to the applicable LIBOR Interest Period which appears on the Reuters Screen LIBOR01 page as quoted by the British Bankers Association at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable LIBOR Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%).  If, for any reason, the British Bankers Association ceases to provide such quotations (as determined by the Administrative Agent), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $1,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable LIBOR Interest Period for a period equal to such LIBOR Interest Period.  Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Interest Period” shall have the meaning assigned thereto in Section 6.1(b).

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =                                                LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 6.1(a).

“Licenses” means any landline telephone, cellular telephone, microwave, personal communications, commercial mobile radio service or other telecommunications or similar license, authorization, registration, certificate, waiver, certificate of compliance, franchise (including cable television franchise), approval, material filing, exemption, order, or permit, whether for the acquisition, construction or operation of any Telecommunications System, or to otherwise provide the services related to any Telecommunications System, granted or issued by the FCC, any applicable PUC or any other Governmental Authority.  Notwithstanding the foregoing, for purposes of this Agreement the term “Licenses” shall not include any item that is described in the definition of “Licenses” but with respect to which (a) the income generated from such License (including any income that the Borrower reasonably determines (i) is attributable to such License or (ii) would be lost in connection with the failure to maintain such License) did not exceed $50,000 in the prior fiscal year and is not reasonably expected to exceed $50,000 in the current fiscal year, (b) the Borrower and its Subsidiaries have not invested more than $50,000 in connection with the acquisition or maintenance of such License or the acquisition, construction or operation of any Telecommunications System which cannot continue to operate, or the operations of which will be substantially impaired, upon the Borrower or its Subsidiaries failing to maintain such License, or (c) the loss of such License could be reasonably be expected to have a Material Adverse Effect.

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset, or pursuant to any agreement to give any lien, mortgage, pledge, security interest, charge or encumbrance on such asset.

“Loan Documents” means, collectively, this Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Security Documents, all Incremental Term Loan Notifications and each other document, instrument, certificate and agreement executed and delivered by the Borrower, its Subsidiaries or their counsel in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding the Existing Interest Rate Contract), all as may be amended, supplemented, restated or otherwise modified from time to time.

“Loans” means the collective reference to the Revolving Credit Loans, the Swingline Loans, the Term Loan and, as applicable, the Incremental Term Loans, and “Loan” means any of such Loans.

“Loan Parties” means, collectively, the Borrower and each of its Subsidiaries who are executing the Guaranty Agreement; “Loan Party” means any one of such Persons.

“Material Accounts” means (a) the Loan Parties’ principal concentration accounts, master accounts, and primary operating accounts, and (b) all deposit, securities or other investment accounts in the name of any Loan Party to the extent the average daily balance of any such account (or market value of items held in such account), individually, for the most recently completed six calendar months exceeds $100,000.

“Material Adverse Effect” means (i) a material adverse effect upon the properties, business, prospects, operations, assets or condition (financial or otherwise) of the Loan Parties and their respective Subsidiaries, taken as a whole, or (ii) the material impairment of any Liens in favor of Administrative Agent or the ability of the Loan Parties and their respective Subsidiaries to perform their obligations under the Loan Documents or of Administrative Agent or any Lender to enforce any Loan Document or collect any of the Obligations.  In determining whether any individual event could reasonably be expected to have a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could reasonably be expected to have a Material Adverse Effect.

“Material Contract” means (a) any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $5,000,000 per annum, or (b) any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect; provided that contracts related to the GE Financing and the Restructured GE Financing shall not constitute Material Contracts.

“Material Leased Property” means any real property leased or licensed by any Loan Party that is not a tower site and which is (a) the headquarters, chief executive office or principal place of business of any Loan Party, (b) a headend site, switch site or such other location the loss of which could reasonably be expected to have a Material Adverse Effect, or (c) a location with respect to which (i) property of any of the Loan Parties having an estimated fair market value in excess of $1,500,000 is located thereon or attached thereto, which property is not encumbered by a perfected, first-priority security interest of the Administrative Agent, (ii) the related lease contains a default or event of default upon the occurrence of a change of control of the Loan Party that is the lessee thereunder or (iii) there is no reasonably equivalent location to which the applicable Loan Party could relocate  all of its assets located on or attached to such location and all operations conducted at such location within a period of no greater than thirty (30) days.

“Material Owned Property” means any real property owned by any Loan Party in fee simple and (a) which has an estimated fair market value in excess of $1,500,000, (b) with respect to which the property of any of the Loan Parties having an estimated fair market value in excess of $3,500,000 is located thereon or attached thereto, (c) that is the headquarters or principal place of business of any Loan Party, or (d) as to which the loss thereof would have a Material Adverse Effect.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Lender in their sole discretion.

“Mortgages” means the collective reference to the mortgages executed by the Borrower or any of its Subsidiaries in favor of the Administrative Agent, for the benefit of itself and the Secured Parties, encumbering certain real property of the Borrower or its Subsidiaries identified on Schedule 8.1(q).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six years, or with respect to which any Loan Party has any liability, contingent or otherwise.

“Net Cash Proceeds” means, as applicable, (a) with respect to any sale or other disposition of assets, the gross cash proceeds received by the Loan Parties or any of their respective Subsidiaries from such sale less the sum (i) all income and excess profit taxes estimated to be payable to a Governmental Authority as a result of such sale and any other reasonable fees and expenses, sales commissions and reasonable attorney’s fees and expenses actually incurred in connection therewith, (ii) the principal amount of, premium, if any, and interest on any Debt secured by a Lien on the asset (or a portion thereof) sold, which Debt is required to be repaid in connection with such sale and (iii) any amounts that are set aside in a reserve established in accordance with GAAP or placed in escrow to satisfy contingent obligations relating to such disposition (provided, that such amounts shall constitute Net Cash Proceeds hereunder at such time as they are no longer held in a reserve or are released from escrow to the Loan Parties or any of their Subsidiaries), (b) with respect to any offering of capital stock or issuance of Debt, the gross cash proceeds received by the Loan Parties or any of their respective Subsidiaries therefrom less all reasonable legal, underwriting and other fees and expenses actually incurred in connection therewith, and (c) with respect to any payment under an insurance policy or in connection with a condemnation proceeding, the amount of cash proceeds received by the Loan Parties or any of their respective Subsidiaries from an insurance company or Governmental Authority, as applicable, net of all reasonable legal and other fees and expenses of collection actually incurred.

“Net Income” means, with respect to the Borrower and its Subsidiaries for any period, calculated on a Consolidated basis without duplication, in accordance with GAAP, the net income (or loss) thereof for such period.

“New Term Lender” shall have the meaning assigned thereto in Section 4.4(b).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 15.10 and (ii) has been approved by the Required Lenders.

“Notes” means the collective reference to the Revolving Credit Notes, the Term Notes, the Incremental Term Loan Notes and the Swingline Note, and “Note” means any of such Notes.

“Notice of Account Designation” shall have the meaning assigned thereto in Section 2.2(b).

“Notice of Borrowing” shall have the meaning assigned thereto in Section 2.2(a).

“Notice of Conversion/Continuation” shall have the meaning assigned thereto in Section 6.2.

“Notice of Prepayment” shall have the meaning assigned thereto in Section 2.3(c).

“NTIA” means the National Telecommunications and Information Administration, an agency of the United States Department of Commerce, and any Person succeeding to such Person’s relevant functions.

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower and all other Loan Parties to the Lenders or the Administrative Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated under or in respect of this Agreement, any Note, any Letter of Credit or any of the other Loan Documents, whether or not evidenced by any note, and whether or not for the payment of money, in each case whether such obligation arises before or after the filing of a proceeding under the Bankruptcy Code or any other debtor relief laws (whether or not allowed in such proceeding) by or against any Loan Party or any of its respective Subsidiaries.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” shall have the meaning assigned thereto in Section 9.3.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Loan Party or any their ERISA Affiliates sponsors, maintains, or to which it makes, is making, or is obligated to make contributions (or, in the case of a Multi-employer Plan, has made contributions at any time during the current year or the immediately preceding six plan years), or with respect to which any Loan Party has any liability, contingent or otherwise.

“Permitted Acquisitions” mean any acquisition by the Borrower permitted by Section 12.3(c).

“Permitted Liens” means those Liens permitted by Section 12.2.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

“Platform” shall have the meaning assigned thereto in Section 9.6.

“Prime Rate” means, a variable rate of interest per annum equal, on any day, to the rate of interest published on such day in the Eastern Edition of The Wall Street Journal as the average prime lending rate for 75% of the United States’ 30 largest commercial banks, or if the Eastern Edition of The Wall Street Journal or such rate is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal.  In the event the Eastern Edition of The Wall Street Journal ceases to publish such rate or an equivalent on a regular basis, the term “Prime Rate” shall be determined on any day by reference to such other regularly published average prime rate for such date applicable to such commercial banks as is acceptable to Administrative Agent in its reasonable discretion.  Any change in the Prime Rate shall be automatic, without the necessity of notice provided to Borrower or any other Loan Party.

“Proposed Issuance” means any issuance of common capital stock of the Borrower; provided that (a) such capital stock is not, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in any such case at the option of the holder of such capital stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of such capital stock, in whole or in part and (b) such capital stock does not, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in any such case at the option of the holder of such capital stock), or upon the happening of any event, require the payment of any cash dividends or other distributions.

“Public Lender” shall have the meaning assigned thereto in Section 9.6.

“PUC” means any state, provincial or other local public utility commission, local franchising authority or similar regulatory agency or body that exercises jurisdiction over the rates or services or the ownership, construction or operation of any Telecommunications System (and its related facilities) or over Persons who own, construct or operate a Telecommunications System, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in any such jurisdiction.

“PUC Laws” means all relevant rules, regulations, and published policies of, and all laws administered by, any PUC asserting jurisdiction over any Loan Party or its Subsidiaries.

“Register” shall have the meaning assigned thereto in Section 15.9(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Secured Hedging Agreement” means (a) a Secured Hedging Agreement entered into by any Loan Party to hedge the interest rate exposure applicable to any portions of the Loans, and (b) so long as Wells Fargo Bank, National Association (as successor to Wachovia Bank, National Association) is a Secured Party hereunder, the Existing Interest Rate Contract.

“Replacement Letters of Credit” shall mean the Letters of Credit issued under this Agreement on the Closing Date in replacement of certain letters of credit issued under the Borrower’s prior credit facility and which are described on Schedule 1.1(c) attached hereto.

“Required Lenders” means, at any date, to the extent more than one (1) Lender holds any Commitment or Loan, two (2) or more Lenders (including Voting Participants) (provided that for purposes hereof, such two (2) or more Lenders (including Voting Participants) may not consist solely of (i) Voting Participants who purchased their participations from the same Lender, (ii) Voting Participants and the Lender who sold such participations to such Voting Participants, or (iii) Lenders and/or Voting Participants that are Farm Credit Lenders) who are not Defaulting Lenders and who hold in the aggregate greater than fifty percent (50%) of the sum of (a) the aggregate amount of the Revolving Credit Commitment plus (b) the aggregate outstanding principal amount of the Term Loan and Incremental Term Loans; or, if the Credit Facility has been terminated pursuant to Section 13.2 or otherwise, any combination of Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit; provided that the applicable Commitment Percentage of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means any of the following: the chief executive officer or chief financial officer of the Borrower or any other officer of the Borrower reasonably acceptable to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other organizational action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted as an officer on behalf of the Borrower and not in a personal capacity.

“Restructured GE Financing” shall have the meaning assigned thereto in Section 12.1(h).

“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to the account of the Borrower hereunder (including in respect of Swingline Loans) in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule 1.1(a) as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans (including in respect of Swingline Loans), as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof.  The Revolving Credit Commitment of all the Revolving Credit Lenders on the Closing Date shall be $30,000,000.

“Revolving Credit Commitment Percentage” means, as to any Revolving Credit Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Revolving Credit Lender to (b) the Revolving Credit Commitments of all Revolving Credit Lenders.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II hereof.

“Revolving Credit Lender” means any Lender holding any portion of the Revolving Credit Commitment.

“Revolving Credit Loans” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Maturity Date” means the earliest of the dates referred to in Section 2.6.

“Revolving Credit Notes” means the collective reference to the Revolving Credit Notes made by the Borrower payable to the order of each Revolving Credit Lender, substantially in the form of Exhibit A-1 hereto, evidencing the Revolving Credit Facility, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part; “Revolving Credit Note” means any of such Revolving Credit Notes.

“Revolving Credit Obligations” means, at any particular time, the sum of (a) the aggregate principal balance of all Revolving Credit Loans, plus (b) the amount of all L/C Obligations then outstanding, plus (c) at any time that the CoBank Cash Management Agreement is in effect, the amount of the Swingline Commitment.

“Sanctioned Entity” shall mean (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Affiliate” means an Affiliate of a Lender that is a party to a Secured Hedge Agreement or a Cash Management Agreement that has executed and delivered to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such Affiliate (i) appoints the Administrative Agent as its collateral agent under the applicable Security Documents, (ii) agrees that it will not have any right individually to enforce or seek to enforce any Security Document or any guaranty of the Secured Obligations, or to realize upon any Collateral security for the Secured Obligations, and (iii) agrees and acknowledges that all rights and remedies to enforce or seek to enforce any Security Document or any guaranty or to realize upon any Collateral security for the Secured Obligations may be exercised only by the Administrative Agent.

“Secured Hedging Agreement” means any Hedging Agreement between any Loan Party and any Lender or Secured Affiliate.

“Secured Obligation” means (a) the Obligations, (b) all obligations of any Loan Party under any Secured Hedging Agreement, and (c) all obligations of any Loan Party under any Cash Management Agreement.

“Secured Party” means (a) the Administrative Agent, (b) any Lender, (c) any Secured Affiliate, (d) any Indemnitee, and (e) until such time as the Existing Interest Rate Contract terminates (and in any event no later than September 24, 2011), and provided that the Existing Swap Contract Provider Notice Letter is in full force and effect, Wells Fargo Bank, National Association (as successor to Wachovia Bank, National Association).

“Security Agreement Collateral” shall have the meaning assigned thereto in Section 8.1(aa).

“Security Documents” means the collective reference to the Collateral Agreement, the Guaranty Agreement, the Mortgages and each other agreement or writing pursuant to which the Loan Parties purport to pledge or grant a security interest in any property or assets securing the Secured Obligations or any such Person purports to guaranty the payment and/or performance of the Secured Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Solvent” means, as to the Borrower and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

“Stock Repurchases” shall have the meaning assigned thereto in Section 12.6(b).

“Subordinated Debt” means the collective reference to any Debt of the Borrower or any Subsidiary subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are satisfactory to the Administrative Agent.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency).  Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Swingline Commitment” means the commitment of Swingline Lender to make the Swingline Loans, which commitment shall be $5,000,000 on the date that the Borrower and CoBank enter into a CoBank Cash Management Agreement, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement.

“Swingline Facility” means the swingline facility established pursuant to Article V.

“Swingline Lender” means CoBank in its capacity as swingline lender hereunder, and its successors and permitted assigns under the Swingline Commitment.

“Swingline Loans” means the collective reference to the swingline advances made by the Swingline Lender to the Borrower pursuant to Section 5.1(a), and “Swingline Loan” means any of such advances.

“Swingline Note” means the Swingline Note made by the Borrower payable to the order of the Swingline Lender, substantially in the form of Exhibit A-3 hereto, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Telecommunications Systems” means the network, equipment, facilities and associated business activities of the Borrower or any Subsidiary used or to be used in providing any of the following to consumer, business or carrier customers: (a) telecommunications products and services, including but not limited to local exchange telephone, access, interconnection, long distance, and any related services ancillary to telecommunications; (b) cable television and other video and video-related products and services; (c) data services, including data transport, data storage, Internet access, services utilizing the Internet protocol and any other information services; and (d) any other products and services offered by the Borrower or any Subsidiary utilizing or reasonably related to any of the foregoing.

“Term Loan” shall mean the amount advanced by the Term Loan Lenders to the Borrower under the Term Loan Commitment pursuant to Section 4.1.

“Term Loan Commitment” means (a) as to any Term Loan Lender, the obligation of such Lender to make a Term Loan in an aggregate principal amount not to exceed the amount set forth opposite such Term Loan Lender’s name on the Register, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof and (b) as to all Term Loan Lenders, the aggregate commitment to make the Term Loan.  The Term Loan Commitment of all Term Loan Lenders as of the Closing Date shall be $120,000,000.

“Term Loan Commitment Percentage” means, as to any Term Loan Lender, (a) prior to making the Term Loan, the ratio of (i) the Term Loan Commitment of such Term Loan Lender to (ii) the sum of the Term Loan Commitments of all Term Loan Lenders and (b) after the Term Loan is made, the ratio of (i) the outstanding principal balance of the Term Loan of such Term Loan Lender to (ii) the aggregate outstanding principal balance of the Term Loan of all Term Loan Lenders.

“Term Loan Facility” means the term loan facility established pursuant to Article IV.

“Term Loan Lender” means any Lender holding any portion of the Term Loan Commitment.

“Term Loan Maturity Date” means the first to occur of (a) December 31, 2016 or (b) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 13.2(b).

“Term Loan” shall mean the amount advanced by the Term Loan Lenders to the Borrower under the Term Loan Commitment.

“Term Notes” means the collective reference to the Term Loan Notes made by the Borrower payable to the order of each of the Term Loan Lenders with a Term Loan Commitment, substantially in the form of Exhibit A-2 hereto, evidencing the Debt incurred by the Borrower pursuant to the Term Loan Facility, and any amendments, modifications and supplements thereto, any substitute therefor, and any replacement, restatements, renewals or extensions thereof, in whole or in part.

“Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect:  (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430 of the Code or Section 303 of ERISA, or (g) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

“Total Debt” means, with respect to the Borrower and its Subsidiaries, at any date of determination and without duplication, all outstanding Debt thereof on a Consolidated basis.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended, restated or otherwise modified from time to time.

“Unfunded Liability” means for a Pension Plan other than a Multiemployer Plan, the excess of the Pension Plan’s funding target under Section 430(d) of the Code or 303(d) of ERISA over the value of the Pension Plan’s assets, determined in accordance with Section 430(d)(2)(A) of the Code or Section 303(d)(2)(A) of ERISA for the applicable plan year, or for a Multiemployer Plan, any excess of the Multiemployer Plan’s current liability under Section 431(c)(6) of the Code or Section 304(c)(6) of ERISA over the value of the Multiemployer Plan’s assets determined in accordance with Section 431(c)(2) of the Code or Section 304(c)(2) of ERISA.

“United States” means the United States of America.

“Voting Participant” shall have the meaning assigned thereto in Section 15.9(d).

“Voting Participant Notice” shall have the meaning assigned thereto in Section 15.9(d).

“Wholly Owned” means, with respect to a Subsidiary, that all of the shares of capital stock or other ownership interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower).

SECTION 1.2 Other Definitions and Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:  (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof” and

“hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, and (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP as in effect from time to time, applied on a consistent basis and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(b), except as otherwise specifically prescribed herein.

SECTION 1.4 UCC Terms.  Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5 Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one decimal place more than the number of decimal places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6 References to Agreement and Laws.  Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7 Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time in the United States (daylight or standard, as applicable).

SECTION 1.8 Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

ARTICLE II
REVOLVING CREDIT FACILITY

SECTION 2.1 Revolving Credit Loans.  Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date through, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.2; provided, that (a) the aggregate amount of all Revolving Credit Obligations (after giving effect to any Revolving Credit Loan requested) shall not exceed the Revolving Credit Commitment and (b) the Revolving Credit Exposure of any Revolving Credit Lender (after giving effect to any Revolving Credit Loan requested) shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Commitment.  Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion.  Subject to the terms and conditions hereof, including the limits of the Available Revolving Commitment, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Business Day immediately preceding the Revolving Credit Maturity Date.

SECTION 2.2 Procedure for Advances of Revolving Credit Loans.

(a) Requests for Borrowing.  The Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached hereto as Exhibit B (a “Notice of Borrowing”) not later than 1:00 p.m. (i) at least one (1) Business Day before each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be (x) with respect to Base Rate Loans in an aggregate principal amount of $250,000 or a whole multiple of $100,000 in excess thereof and (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof,  and (C) in the case of a LIBOR Rate Loan, the duration of the LIBOR Interest Period applicable thereto.  A Notice of Borrowing received after 1:00 p.m. shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.

(b) Disbursement of Revolving Credit Loans.  Not later than 1:00 p.m. on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender’s Revolving

Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.2 in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form of Exhibit G hereto (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time.  Subject to Section 6.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section 2.2 to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Revolving Credit Loan.  Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 5.1(b).

SECTION 2.3 Repayment of Revolving Credit Loans.

(a) Repayment on the Revolving Credit Maturity Date.  The Borrower shall repay the outstanding principal amount of all Revolving Credit Loans in full on the Revolving Credit Maturity Date, together, with all accrued but unpaid interest thereon and all other unpaid Obligations with respect to the Revolving Credit Facility.

(b) Mandatory Repayments of Revolving Credit Loans.

(i) Excess Loans.  If at any time the aggregate amount of all Revolving Credit Obligations exceeds the Revolving Credit Commitment, the Borrower shall (A) first, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Swingline Loans by the amount of such excess, (B) second, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Revolving Credit Loans which are Base Rate Loans by the amount of such excess, (C) third, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Revolving Credit Loans which are LIBOR Rate Loans by the amount of such excess, and (D) fourth, if (and to the extent) necessary to eliminate such excess, with respect to any Letters of Credit then outstanding, Cash Collateralize the amount of such excess.  Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 6.9 hereof.

(ii) Commitment Reductions.  Each permanent reduction required pursuant to this Section 2.3 shall be accompanied by a payment of principal and/or provision of Cash Collateral, in accordance with and in the order provided in Section

2.3(b)(i), sufficient to reduce the aggregate amount of all Revolving Credit Obligations (less any such Cash Collateral) after such reduction to the Revolving Credit Commitment as so reduced.  Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of the aggregate  amount of all Revolving Credit Obligations (and furnishing of Cash Collateral) and, shall result in the termination of the Revolving Credit Commitment, the Revolving Credit Facility, the Swingline Commitment and the Swingline Facility.  Such Cash Collateral shall be applied in accordance with Section 2.3(b)(i).  Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 6.9 hereof.

(c) Optional Repayments.  The Borrower may at any time and from time to time repay the Revolving Credit Loans, in whole or in part, upon at least three (3) Business Days’ irrevocable notice to the Administrative Agent with respect to LIBOR Rate Loans and one (1) Business Day irrevocable notice with respect to Base Rate Loans, in the form attached hereto as Exhibit C (a “Notice of Prepayment”) specifying the date and amount of repayment and whether the repayment is of LIBOR Rate Loans, Base Rate Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender.  If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice.  Partial repayments shall be in an aggregate amount of $250,000 or a whole multiple of $100,000 in excess thereof with respect to Base Rate Loans and $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to LIBOR Rate Loans. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 6.9 hereof.

(d) Limitation on Repayment of LIBOR Rate Loans.  The Borrower may not repay any LIBOR Rate Loan on any day other than on the last day of the LIBOR Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 6.9 hereof.

(e) Hedging Agreements.  No repayment or prepayment pursuant to this Section 2.3 shall affect any of the Borrower’s obligations under any Hedging Agreement.

       (f)  Prepayment of Excess Proceeds.  In the event proceeds remain after the prepayments of the Term Loan pursuant to Section 4.5(b), the amount of such excess proceeds shall be used on the date of the required prepayment under Section 4.5(b) to prepay the outstanding principal amount of the Revolving Credit Loans.  The Revolving Credit Commitments will be permanently reduced to the extent and in the amount that the Borrower is required to use excess proceeds to prepay the outstanding principal amount of the Revolving Credit Loans (whether or not any Revolving Credit Loans are then outstanding and available to be prepaid).  The reductions provided for in this Section 2.3(f) shall be in addition to the voluntary reductions provided for in Section 2.5 and, accordingly may result in the termination of the Revolving Credit Commitments prior to the date set forth in clause (a) of Section 2.6.

SECTION 2.4 Intentionally Omitted.

SECTION 2.5 Permanent Reduction of the Revolving Credit Commitment.

The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $5,000,000.  The amount of each partial permanent reduction shall permanently reduce the

Revolving Credit Lenders’ Revolving Credit Commitments prorata in accordance with their respective Revolving Credit Commitment Percentages. Notwithstanding the foregoing, no reduction of the Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayment made and/or Cash Collateral provided therewith, the Revolving Credit Obligations (less any such Cash Collateral) would exceed the Revolving Credit Commitment, as so reduced.  All reductions to the Revolving Credit Commitment elected under this Section 2.5 shall be in addition to the reductions in the Revolving Credit Commitment provided for in Section 2.3 and, accordingly, may result in the termination of the Revolving Credit Commitment prior to the date set forth in clause (a) of Section 2.6.

SECTION 2.6 Termination of Revolving Credit Facility.  The Revolving Credit Facility shall terminate on the earliest of (a) December 31, 2016, (b) the date of termination by the Borrower pursuant to Section 2.5 and (c) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 13.2(b).

SECTION 2.7 Use of Proceeds.  The Borrower shall use the proceeds of the Extensions of Credit (a) to refinance the Debt of the Borrower under its existing senior secured credit facility and (b) for working capital and general corporate requirements of the Borrower and its Subsidiaries, including the financing of Permitted Acquisitions and capital expenditures, to support the issuance of Letters of Credit, to fund the payment of dividends and Stock Repurchases permitted under Section 12.6 and for the payment of certain fees and expenses incurred in connection with the transactions contemplated hereunder.

ARTICLE III
LETTER OF CREDIT FACILITY

SECTION 3.1 L/C Commitment.  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day from the Closing Date through but not including the thirty-fifth day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the aggregate amount of all Revolving Credit Obligations would exceed the Revolving Credit Commitment.  Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $1,000,000, or in such other amount as agreed to by the Issuing Lender, (ii) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date no more than one (1) year from the issuance thereof, which date shall be no later than thirty (30) days prior to the Revolving Credit Maturity Date and (iv) be subject to ISP and, to the extent not inconsistent therewith, the laws of the State of New York.  The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law.  References herein to “issue” and derivations thereof with respect to

Letters of Credit shall also include extensions or modifications of any Replacement Letters of Credit, unless the context otherwise requires.

SECTION 3.2 Procedure for Issuance of Letters of Credit.  The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent’s Office a Letter of Credit Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request.  Upon receipt of a completed Letter of Credit Application, the Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith (the “L/C Support Documents”) in accordance with its customary procedures and, so long as such Letter of Credit Application, the L/C Support Documents and any language necessary for the requested Letter of Credit are finalized in form and substance satisfactory to the Issuing Lender (in the sole discretion of the Issuing Lender), subject to Section 3.1 and Article VII hereof, the Issuing Lender shall issue the Letter of Credit requested thereby within five (5) Business Days by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower.  The Issuing Lender shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each Lender of the issuance and upon request by any Lender, furnish to each Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein.

SECTION 3.3 Fees and Other Charges.

(a) Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit fee with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by the Applicable Margin with respect to LIBOR Rate Loans (determined on a per annum basis).  Such fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all fees received pursuant to this Section 3.3(a) in accordance with their respective Revolving Credit Commitment Percentages.

(b) Fronting Fee.  In addition to the foregoing fees, the Borrower shall pay in advance to the Administrative Agent, for the account of the Issuing Lender, a fronting fee with respect to each Letter of Credit, excluding the Replacement Letters of Credit, in an amount equal to the greater of (i) $1,000 per issuance or (ii) one-eighth percent (.125%) per annum multiplied by the face amount of each Letter of Credit, payable in advance in full on the date of issuance of a Letter of Credit.

(c) Other Costs.  In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.4 L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date.  If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Base Rate during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  A certificate of the Issuing Lender with respect to any amounts owing under this Section 3.4(b) shall be conclusive in the absence of manifest error.  With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section 3.4(b), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the second succeeding Business Day.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section 3.4, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.5 Reimbursement Obligation of the Borrower.  In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section 3.5 or with funds from other sources), in same day funds, the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment.  Unless the Borrower shall immediately notify the Issuing Lender that the Borrower intends to reimburse the Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan (but not a Swingline Loan) bearing interest at the Base Rate on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan (but not a Swingline Loan) bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section 3.5 to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.2(a) or Article VII.  If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6 Obligations Absolute.  The Borrower’s obligations under this Article III (including the Reimbursement Obligation) are irrevocable, will remain in full force and effect until the Issuing Lender and the Revolving Credit Lenders have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit, shall be absolute and unconditional, shall not be subject to counterclaim, setoff or other defense or any other qualification or exception whatsoever and shall be paid in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(a) Any lack of validity or enforceability of this Agreement, any of the other Loan Documents or any documents or instruments relating to any Letter of Credit;

(b) Any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations in respect of any Letter of Credit or any other amendment, modification or waiver of or any consent to or departure from any Letter of Credit, any documents or instruments relating thereto, or any Loan Document in each case whether or not the Borrower or its Subsidiaries has notice or knowledge thereof;

(c) The existence of any claim, setoff, defense or other right that the Borrower or its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Lender, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document, any Letter of Credit, the transactions contemplated hereby or any other related or unrelated transaction or transactions

(including any underlying transaction between the Borrower or its Subsidiaries and the beneficiary named in any such Letter of Credit);

(d) Any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telecopier or otherwise, or any errors in translation or in interpretation of technical terms;

(e) Payment under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(f) Any defense based upon the failure of any drawing under any Letter of Credit to conform to the terms of such Letter of Credit (provided that any draft, certificate or other document presented pursuant to such Letter of Credit appears on its face to comply with the terms thereof), any nonapplication or misapplication by the beneficiary or any transferee of the proceeds of such drawing or any other act or omission of such beneficiary or transferee in connection with such Letter of Credit;

(g) The exchange, release, surrender or impairment of any collateral or other security for the Obligations;

(h) The occurrence of any Default or Event of Default; or

(i) Any other circumstance or event whatsoever, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any of its Subsidiaries.

Any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, unless determined by a final judgment by a court of competent jurisdiction to constitute gross negligence or willful misconduct, shall be binding on the Borrower and its Subsidiaries and shall not result in any liability of the Issuing Lender or any L/C Participant to the Borrower or any of its Subsidiaries.  It is expressly agreed that, for purposes of determining whether a wrongful payment under any Letter of Credit resulted from the Issuing Lender’s gross negligence or willful misconduct, none of the following shall be deemed to constitute gross negligence or willful misconduct by the Issuing Lender: (i) the Issuing Lender’s acceptance of documents that appear on their face to comply with the terms of such Letter of Credit, without responsibility for further investigation, (ii)  the Issuing Lender’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect (so long as such document appears on its face to comply with the terms of such Letter of Credit), and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (iii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof.

SECTION 3.7 Effect of Letter of Credit Application.  To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

SECTION 3.8 Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 6.13(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 3.8 or Section 6.13 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 3.8 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 6.13, the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 3.9 Evergreen Letters of Credit.  If the Borrower so requests in any applicable Letter of Credit Application, the Issuing Lender agrees to issue a Letter of Credit that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit the Issuing Lender to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such renewal.  Notwithstanding anything to the contrary contained herein, the Issuing Lender shall have no obligation to permit the renewal of any Evergreen Letter of Credit at any time.

ARTICLE IV
TERM LOAN FACILITY

SECTION 4.1 Term Loan.  Subject to the terms and conditions of this Agreement, each Term Loan Lender with a Term Loan Commitment severally agrees to make a Term Loan to the Borrower on the Closing Date.  The Term Loan shall be funded by each such Term Loan Lender in a principal amount equal to such Lender’s Term Loan Commitment Percentage of the aggregate principal amount of the Term Loan made on the Closing Date, which aggregate principal amount shall equal the total Term Loan Commitment.

SECTION 4.2 Procedure for Advance of Term Loan.  The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 11:00 a.m. on the Closing Date requesting that the Term Loan Lenders make the Term Loan as a Base Rate Loan (provided that the Borrower may request, no later than three (3) Business Days prior to the Closing Date, that the Term Loan Lenders make the Term Loan as a LIBOR Rate Loan if the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Term Loan Lenders in the manner set forth in Section 6.9 of this Agreement) on such date.  Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Term Loan Lender thereof.  Not later than 2:00 p.m. on the Closing Date, each Term Loan Lender will make available to the Administrative Agent for the account of the Borrower, at the office of the Administrative Agent in immediately available funds, the amount of such Term Loan to be made by such Term Loan Lender on the Closing Date.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing.

SECTION 4.3 Repayment of Term Loan.  The Borrower shall repay the aggregate outstanding principal amount of the Term Loan in equal consecutive quarterly installments of $300,000 on the last Business Day of each of March, June, September, and December commencing December 31, 2011.  If not sooner paid, the Term Loan shall be paid in full, together with accrued interest thereon and all other Obligations with respect to the Term Loan, on the Term Loan Maturity Date.

SECTION 4.4 Incremental Term Loans.

(a) Subject to the conditions set forth below, at any time prior to the Term Loan Maturity Date, the Borrower shall have the right, upon not less than thirty (30) days’ prior written notice (an “Incremental Term Loan Notification”) to the Administrative Agent (which shall promptly advise each Lender of its receipt and the contents thereof) to request up to five (5) Incremental Term Loans in a total aggregate principal amount of up to $50,000,000 during the term of this Agreement.  Such Incremental Term Loan Notification shall specify the applicable Incremental Term Loan Effective Date.

(b) Each existing Lender shall have the right, but not the obligation, to commit to a pro rata portion of each Incremental Term Loan.  The Borrower may also solicit commitments from third party banks and financial institutions, reasonably acceptable to the Administrative Agent, to participate in each Incremental Term Loan (each such other bank or financial institution, a “New Term Lender”); provided, however, that all allocations of the Incremental Term Loan Commitment shall be subject to the Administrative Agent’s reasonable determination.  The failure by any existing Lender to respond to an Incremental Term Loan Notification within ten (10) days of such Lender’s receipt thereof shall be deemed to be a refusal of such request by such existing Lender.

(c) The following terms and conditions shall apply to each Incremental Term Loan:

(i) such Incremental Term Loan shall constitute an Obligation and shall be secured and guaranteed with the other Obligations on a pari passu basis;

(ii) the principal amount of each such Incremental Term Loan shall not be less than $5,000,000 (or such lesser amount as may be agreed to by the Administrative Agent), or if less, shall be the remaining amount permitted pursuant to clause (a) above;

(iii) each Incremental Term Loan will mature and amortize in a manner reasonably acceptable to the Administrative Agent, the Lenders making such Incremental Term Loan and the Borrower, but shall not in any event be permitted to have a shorter average life than the Term Loan or a maturity date earlier than the Term Loan Maturity Date;

(iv) the Borrower shall execute and deliver an Incremental Term Loan Note to each Lender making an Incremental Term Loan to reflect such Lender’s Incremental Term Loan;

(v) the Administrative Agent and the Lenders shall have received a Officer’s Compliance Certificate of the chief financial officer of the Borrower demonstrating that, as of the applicable Incremental Term Loan Effective Date and after giving effect thereto (including the use of proceeds thereof) and to any Incremental Term Loans made or to be made in connection therewith, the Borrower is in pro forma compliance with each of the financial covenants set forth in Article XI;

(vi) no Default or Event of Default shall have occurred and be continuing as of the applicable Incremental Term Loan Effective Date or after giving effect to the making of any such Incremental Term Loan (including the use of proceeds thereof);

(vii) the Borrower and each Lender making an Incremental Term Loan shall execute and deliver one or more Incremental Term Loan Agreements to the Administrative Agent, for acknowledgment by the Administrative Agent and the Borrower and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower;

(viii) to the extent that any applicable interest rate margins for such Incremental Term Loan exceed by more than 0.25% the applicable interest rate margins for the Term Loan Facility, determined as of the initial funding date for such Incremental Term Loan, the applicable interest rate margins for the Term Loan Facility shall be increased so that the interest rate margins on such Incremental Term Loan and the Term Loan Facility are equal;

(ix) the original issue discount or the upfront fees applicable to such Incremental Term Loan shall not be more than 1.0%;

(x) any covenant or Event of Default applicable to such Incremental Term Loan that is more restrictive than the equivalent covenant or Event of Default set forth in this Agreement shall be deemed to be applicable to the Loans hereunder; and

(xi) the Administrative Agent shall have received any documents or information, including, without limitation, resolutions and opinions of counsel, in connection with such Incremental Term Loan as and to the extent it may reasonably request.

(d) To the extent that any Incremental Term Loan requires an amendment to this Agreement as a result of Sections 4.4(c)(viii) or 4.4(c)(x), such amendment shall be effectuated in accordance with Section 15.10.

(e) Upon the execution, delivery, acceptance and recording of the applicable Incremental Term Loan Agreement, from and after the applicable Incremental Term Loan Effective Date, each Lender making an Incremental Term Loan shall have an Incremental Term Loan Commitment as set forth in the Register and all the rights and obligations of a Lender with such an Incremental Term Loan Commitment hereunder.  The applicable Lenders shall make the Incremental Term Loan to the Borrower on the applicable Incremental Term Loan Effective Date in an amount equal to the Incremental Term Loan Commitment of each such Lender with respect to such Incremental Term Loan pursuant to clause (ii) above.

SECTION 4.5 Prepayments of Term Loan and Incremental Term Loans.

(a) Optional Prepayment of Term Loan and Incremental Term Loans.  The Borrower shall have the right at any time and from time to time to repay the Term Loan, and, if applicable, any Incremental Term Loans, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment at least three (3) Business Days prior to repayment with respect to LIBOR Rate Loans and one (1) Business Day prior to repayment with respect to Base Rate Loans, specifying the date and amount of repayment, whether the repayment is of the Term Loan or any Incremental Term Loan, if applicable, and whether the repayment is of LIBOR Rate Loans, Base Rate Loans, or a combination thereof, and, if a combination thereof, the amount allocable to each.  If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice.  Partial repayments pursuant to this Section 4.5(a) shall be in an aggregate amount of $1,000,000 and shall be applied to reduce, in the inverse order of maturity, the remaining scheduled principal installments of the Term Loan set forth in Section 4.3 and any Incremental Term Loan, as applicable (on a pro rata basis among such Loans).  Each repayment shall be accompanied by any amount required to be paid pursuant to Section 6.9 hereof.  Any portion of the Term Loan or Incremental Term Loan prepaid pursuant to this Section 4.5(a) may not be reborrowed.

(b) Mandatory Prepayment of Term Loan and Incremental Term Loans.

(i) Debt Proceeds.  The Borrower shall prepay the Loans in the manner set forth in Section 4.5(b)(v) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any incurrence of Debt (other than Debt permitted under Section 12.1) by the Borrower or any of its Subsidiaries.  Such prepayment shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such transaction.

(ii) Equity Proceeds.  The Borrower shall prepay the Loans in the manner set forth in Section 4.5(b)(v) below in an amount equal to fifty percent (50%) of the aggregate Net Cash Proceeds from any offering of equity securities by the Borrower or any of its Subsidiaries (excluding (i) equity securities issued to the Borrower or any Guarantor that are pledged to the Administrative Agent for the benefit of the Secured Parties in accordance with the Collateral Agreement and (ii) excluding equity securities issued by the Borrower pursuant to a dividend reinvestment plan, an employee stock purchase plan or any other similar benefit or stock option plan); provided that so long as no Event of Default has occurred and is continuing, no prepayments shall be required from the Net Cash Proceeds from any Proposed Issuance which are used to finance or refinance a Permitted Acquisition; provided further that such Net Cash Proceeds are so applied to finance or refinance a Permitted Acquisition within sixty (60) days following the Borrower’s receipt of the Net Cash Proceeds of the Proposed Issuance. Such prepayment shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such transaction.

(iii) Asset Sale Proceeds.  No later than two hundred seventy (270) days following the receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds which have not been reinvested as of such date in similar assets or distributed to the shareholders of the Borrower in accordance with, and subject to the limitations set forth in, Section 12.6(b), the Borrower shall prepay the Loans in the manner set forth in Section 4.5(b)(v) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from the sale or other disposition or series of related sales or other dispositions of assets by the Borrower or any of its Subsidiaries permitted pursuant to Sections 12.5(e) or not otherwise permitted pursuant to this Agreement; provided that the Borrower shall not be required to prepay the Loans with the first

$5,000,000 of Net Cash Proceeds from such sales or other dispositions in any fiscal year; provided, further, that (1) any new assets purchased with such Net Cash Proceeds must be subject to the Lien of the Administrative Agent under the Security Documents, subject only to Permitted Liens, and (2) until so reinvested, such Net Cash Proceeds shall be deposited and held in a deposit account of which the Administrative Agent has “control” (as defined in Article 9 of the UCC).  Notwithstanding any of the foregoing to the contrary, upon and during the continuance of an Event of Default and upon notice from the Administrative Agent, all Net Cash Proceeds received by the Borrower and its Subsidiaries from the sale or other disposition or series of related sales or other dispositions of assets by the Borrower or any of its Subsidiaries permitted pursuant to Sections 12.5(e) shall be applied to prepay the Loans, such prepayments to be made within three (3) Business Days after the Borrower’s or any such Subsidiary’s receipt of such Net Cash Proceeds.

(iv) Insurance Proceeds. No later than two hundred seventy (270) days following the date of receipt by the Borrower or any of its Subsidiaries of any Net Cash Proceeds in excess of $50,000 per fiscal year under any property and casualty insurance policy maintained pursuant to Section 10.3 (“Insurance Proceeds”) which have not been reinvested as of such date in similar assets, the Borrower shall prepay the Loans in the manner set forth in Section 4.5(b)(v) below in an amount equal to one hundred percent (100%) of the aggregate amount of such Insurance Proceeds received by the Borrower or any of its Subsidiaries; provided that (1) any new assets purchased with such Net Cash Proceeds must be subject to the Lien of the Administrative Agent under the Security Documents, subject only to Permitted Liens, and (2) until so reinvested, such Net Cash Proceeds shall be deposited and held in a deposit account of which the Administrative Agent has “control” (as defined in Article 9 of the UCC).  Notwithstanding any of the foregoing to the contrary, upon and during the continuance of an Event of Default and upon notice from the Administrative Agent, all Insurance Proceeds received by the Borrower and its Subsidiaries shall be applied to prepay the Loans, such prepayments to be made within three (3) Business Days after the Borrower’s or any such Subsidiary’s receipt of such Insurance Proceeds.

(v) Notice; Manner of Payment.  Upon the occurrence of any event triggering the prepayment requirement under Sections 4.5(b)(i) through 4.5(b)(iv), the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders.  Each prepayment under this Section 4.5(b) shall be applied as follows:  (i) first, to accrued interest on the amount prepaid, any amount required to be paid pursuant to Section 6.9 hereof and any fees and expenses then owing to the Administrative Agent, (ii) second, to reduce in inverse order of maturity the remaining scheduled principal installments of the Term Loan pursuant to Section 4.3 and any Incremental Term Loans (on a pro rata basis among such Loans), (iii) third, to the extent of any excess (the “Excess Proceeds”), to repay the Revolving Loans pursuant to Section 2.3(f) and (iv) fourth, to the extent of any Excess Proceeds after repayment of the Revolving Loans, to repay the Swingline Loans pursuant to Section 5.3.

Amounts prepaid under the Term Loan pursuant to this Section 4.5(b) may not be reborrowed.

ARTICLE V
SWINGLINE FACILITY

SECTION 5.1 Swingline Loans.

(a) Subject to the terms and conditions hereof, from time to time at any time during which the CoBank Cash Management Agreement is in effect but in no event later than the Business Day immediately preceding the Revolving Credit Maturity Date, the Swingline Lender may, in reliance upon the agreements of the other Revolving Credit Lenders set forth herein, in its sole discretion, and subject to the terms and provisions of the CoBank Cash Management Agreement, make Swingline Loans to the Borrower in an aggregate principal amount not to exceed the Swingline Commitment; provided, that at any one time the aggregate principal amount of the Revolving Credit Obligations outstanding may not exceed the Revolving Credit Commitment.  Within the limits of and subject to the Available Revolving Commitment, this Section 5.1 and Sections 5.2 and 5.4, amounts borrowed under this Section 5.1 may be repaid or prepaid and, at any time during which the CoBank Cash Management Agreement is in effect up to and including the Business Day immediately preceding the Revolving Credit Maturity Date, reborrowed.  If at any time the aggregate principal balance of the Swingline Loans then outstanding exceeds the Swingline Commitment, the Borrower shall be deemed to have requested the Administrative Agent to make a Revolver Loan in the amount of the difference in the manner and pursuant to the terms of Section 5.1(b).

(b) Any outstanding Swingline Loan shall be payable by the Borrower on demand by the Swingline Lender, a copy of which demand also shall be delivered by the Swingline Lender to the Administrative Agent.  If the Borrower fails to so reimburse the Swingline Lender on demand (without limiting the Swingline Lender’s remedies with respect to the Borrower in the case of any Revolving Credit Lender’s failure to advance under this Section 5.1(b)), the Borrower shall be automatically deemed to have requested the Administrative Agent to make a Revolving Credit Loan in the aggregate amount of the Swingline Loan. Each Revolving Credit Lender agrees to fund its Revolving Credit Commitment Percentage of any Revolving Credit Loan made pursuant to this Section 5.1(b). The Administrative Agent shall promptly notify each Revolving Credit Lender of the amount of such payment due and each such Revolving Credit Lender, in accordance with the immediately succeeding sentence, shall deliver to the Administrative Agent an amount equal to its Revolving Credit Commitment Percentage thereof.  With respect to payment to the Swingline Lender of the unreimbursed amounts described in this Section 5.1(b), if the Revolving Credit Lenders receive notice that any such payment is due (i) prior to 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day, and (ii) after 1:00 p.m. on any Business Day, such payment shall be due on the second succeeding Business Day.  Each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Swingline Lender such Revolving Credit Lender’s Revolving Credit Commitment Percentage of each such payment due.  In addition to the foregoing, if for any reason any Revolving Credit Lender fails to make payment to the

Swingline Lender of any amount due under this Section 5.1(b), such Revolving Credit Lender shall be deemed, at the option of the Swingline Lender, to have unconditionally and irrevocably purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation in the Swingline Loan in the amount of such Revolving Credit Loan, and such interest and participation may be recovered from such Revolving Credit Lender together with interest thereon at the Base Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.  Each Revolving Credit Lender acknowledges and agrees that its obligations to fund Revolving Credit Loans and/or to acquire participations pursuant to this Section 5.1(b) in respect of the Swingline Loan are absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or any failure by the Borrower to satisfy any of the conditions set forth in Article VII.  If any Revolving Credit Lender fails to make available to the Swingline Lender the amount of such Revolving Credit Lender’s Revolving Credit Commitment Percentage of any payments due as provided in this Section 5.1(b), the Swingline Lender shall be entitled to recover such amount on demand from such Revolving Credit Lender together with interest at the Base Rate. On the Revolving Credit Maturity Date, if not sooner demanded, the Borrower shall repay in full the outstanding principal amount of the Swingline Loan and the Swingline Commitment shall terminate.

(c) The Swingline Loan shall accrue interest from the date made as a Base Rate Loan, at the sum of the Base Rate plus the Applicable Margin applicable from time to time as provided in Section 6.1(c).  Until each Revolving Credit Lender funds its Revolving Credit Commitment Percentage of its Revolving Credit Loan or purchases a participation pursuant to Section 5.1(b), interest in respect of the Swingline Loan, or the applicable portion thereof, shall be solely for the account of the Swingline Lender. Notwithstanding any other provision of this Agreement, the Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

(d) The Borrower may request Swingline Loans without regard to minimum amounts. The Borrower may request Swingline Loans by email or by such other methods as shall have been approved in writing in advance by the Swingline Lender provided such request is made by an employee or representative of the Borrower designated in writing by the Borrower as authorized to make such a request and is made not later than 3:00 p.m. on the day of the proposed Swingline Loan; provided that if such request is made by telephone, fax or email, upon request, the Borrower shall promptly confirm such request in writing to the Swingline Lender and the Administrative Agent.  Swingline Loans also may be made automatically on any day as and to the extent provided in the CoBank Cash Management Agreement, so long as the CoBank Cash Management Agreement is in effect.  Notwithstanding any other provision of this Agreement, the Borrower shall make all payments of principal and interest in respect of Swingline Loans directly to the Swingline Lender by such method and to such account or place as the Swingline Lender may from time to time designate in writing.

(e) The Swingline Loan may be prepaid by the Borrower at any time without penalty.

SECTION 5.2 Permanent Reduction of the Swingline Commitment.

The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent and Swingline Lender, to permanently reduce, without premium or penalty, the then unused portion of the Swingline Commitment; provided, however, if the CoBank Cash Management Agreement is in effect, the Borrower may not reduce the Swingline Commitment without the prior written consent of the Swingline Lender (which consent shall be in the sole discretion of the Swingline Lender).  Notwithstanding the foregoing, no reduction of the Swingline Commitment shall be permitted if, after giving effect thereto and to any prepayment made therewith, the aggregate outstanding Swingline Loans would exceed the Swingline Commitment, as so reduced, or the aggregate amount of all Revolving Credit Obligations at such time would exceed the Revolving Credit Commitment, as so reduced.  All reductions to the Swingline Commitment elected under this Section 5.2 shall be in addition to the reductions in the Swingline Commitment provided for in Section 5.4 and, accordingly, may result in the termination of the Swingline Commitment prior to the date set forth in clause (a) of Section 2.6.

SECTION 5.3 Prepayment of Excess Proceeds.  In the event proceeds remain after the prepayments of Revolving Credit Loans pursuant to Section 2.3(f), the amount of such Excess Proceeds shall be used on the date of the required prepayment under Section 2.3(f) to prepay the outstanding principal amount of the Swingline Loans.

SECTION 5.4 Reduction of Swingline Commitment.  If a reduction in the Revolving Credit Commitment pursuant to Section 2.3(f) would cause the Revolving Credit Commitment to be less than the Swingline Commitment, then the Swingline Commitment will simultaneously with such reduction of the Revolving Credit Commitment be permanently reduced such that the Swingline Commitment does not exceed the reduced Revolving Credit Commitment.

ARTICLE VI
GENERAL LOAN PROVISIONS

SECTION 6.1 Interest.

(a) Interest Rate Options.  Subject to the provisions of this Section 6.1, at the election of the Borrower, Revolving Credit Loans and the Term Loan shall bear interest at the Base Rate or the LIBOR Rate plus, in each case, the Applicable Margin as set forth in Section 6.1(c) below; provided that (i) the LIBOR Rate shall not be available for Revolving Credit Loans until three (3) Business Days after the Closing Date, (ii) the LIBOR Rate shall not be available for the Term Loan until three (3) Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance satisfactory to the Administrative Agent indemnifying the Term Loan Lenders in the manner set forth in Section 6.9 of this Agreement and (iii) each Swingline Loan shall accrue interest only at the Base Rate plus the Applicable Margin as set forth in Section 6.1(c) below.  The Borrower shall select the rate of interest and LIBOR Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.2 or at the time a Notice of Conversion/Continuation is given pursuant to Section 6.2.  Each Loan or portion thereof bearing interest based on the Base Rate (including each Swingline Loan) shall be a “Base Rate

Loan”, and each Loan or portion thereof bearing interest based on the LIBOR Rate shall be a “LIBOR Rate Loan.”  Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(b) LIBOR Interest Periods.  In connection with each LIBOR Rate Loan, the Borrower, by giving notice at the times described in Section 6.1(a), shall elect an interest period (each, a “LIBOR Interest Period”) to be applicable to such Loan, which LIBOR Interest Period shall be a period of one (1), two (2), three (3), or six (6) months, or, if available from all Lenders under the applicable facility, nine (9) or twelve (12) months, with respect to each LIBOR Rate Loan; provided that:

(i) the LIBOR Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive LIBOR Interest Periods, each successive LIBOR Interest Period shall commence on the date on which the immediately preceding LIBOR Interest Period expires;

(ii) if any LIBOR Interest Period would otherwise expire on a day that is not a Business Day, such LIBOR Interest Period shall expire on the next succeeding Business Day; provided, that if any LIBOR Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such LIBOR Interest Period shall expire on the immediately preceding Business Day;

(iii) any LIBOR Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such LIBOR Interest Period;

(iv) no LIBOR Interest Period shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, and LIBOR Interest Periods shall be selected by the Borrower so as to permit the Borrower to make scheduled repayments required pursuant to Section 4.3 without repayment of all or any portion of any LIBOR Rate Loan prior to the expiration of the applicable LIBOR Interest Period;

(v) there shall be no more than eight (8) LIBOR Interest Periods outstanding at any time under each of the Revolving Credit Facility and the Term Loan Facility; and

(vi) notwithstanding anything to the contrary, the initial LIBOR Interest Period selected for a LIBOR Rate Loan under the Term Loan Facility immediately following the Closing Date may, with the consent of the Administrative Agent, be for a period other than the periods specified above (such period, the “Interpolated LIBOR Period”) to the extent necessary to permit the Borrower to match the durations of its LIBOR Rate Loans under this Agreement to the durations of the correlative interest rate periods under its Existing Interest Rate Contract.  If the Borrower selects the Interpolated LIBOR Period for the initial LIBOR Rate Loan under the Term Loan Facility, such LIBOR Rate Loan shall accrue interest at a rate per annum equal to the sum of (A) the rate determined based on a linear interpolation between (1) LIBOR for an interest period that is the next shortest interest period presented by the Reuters Screen LIBOR01 to the duration of the Interpolated LIBOR Period and (2) LIBOR for an interest period that is the next longest interest period presented by the Reuters Screen LIBOR01 to the duration of the Interpolated LIBOR Period plus (B) the Applicable Margin applicable from time to time as provided in Section 6.1(c).

(c) Applicable Margin; Commitment Fee.  The applicable margin provided for in Section 6.1(a) with respect to any Loan and the commitment fee provided for in Section 6.3(a) with respect to the unused portion of the Revolving Credit Commitment (the “Applicable Margin”) shall each be based upon the table set forth below (or, with respect to Incremental Term Loans, as set forth in the Incremental Term Loan Notification) and shall be determined and adjusted quarterly on the date (each a “Calculation Date”) five (5) Business Days after the date by which the Borrower is required to provide an Officer’s Compliance Certificate for the most recently ended fiscal quarter of the Borrower; provided, however, that (a) from the Closing Date until the date by which the Borrower is required to provide an Officer’s Compliance Certificate as required by Section 9.3 for the fiscal quarter of the Borrower ending December 31, 2011, the Applicable Margin shall be based on Pricing Level II (as shown below) and (b) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 9.3 for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level I (as shown below) until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date, such adjustment to occur five (5) Business Days after the receipt of such certificate.  The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date.  Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued and to the unused portion of the Revolving Credit Commitment as such time and thereafter.

Pricing Level	Leverage Ratio	Revolver/Term Loan LIBOR	Revolver/Term Loan Base Rate	Commitment Fee
I	Greater than or equal to 3.00 to 1.00	3.250%	2.250%	0.500%
II	Greater than or equal to 2.50 to 1.00, but less than 3.00 to 1.00	3.000%	2.000%	0.375%
III	Greater than or equal to 2.00 to 1.00, but less than 2.50 to 1.00	2.750%	1.750%	0.250%
IV	Less than 2.00 to 1.00	2.500%	1.500%	0.250%

If, as a result of any restatement of or other adjustment to any financial statements of the Borrower or for any other reason, the Administrative Agent determines in good faith that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in different pricing for any period, then (1) if the proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (2) if the proper calculation of the Leverage Ratio would have resulted in lower pricing for such period, the Administrative Agent and Lenders shall have no obligation to repay any interest to the Borrower; provided that if, as a result of any restatement or other event a proper calculation of the Leverage Ratio would have resulted in higher pricing for one or more periods and lower pricing for one or more other periods (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrower pursuant to clause (1) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amount of interest paid for all such periods.

(d) Default Rate.  Subject to Section 13.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 13.1(a), (b), (j) or (k), or (ii) at the discretion of the Administrative Agent or as directed by the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (i) the Borrower shall no longer have the option to request LIBOR Rate Loans or Letters of Credit, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable LIBOR Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans and (iii) all outstanding Base Rate Loans, Letters of Credit and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document.  Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(e) Interest Payment and Computation.  Interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each calendar quarter, and interest on each LIBOR Rate Loan shall be payable on the last day of each LIBOR Interest Period applicable thereto, and if such LIBOR Interest Period extends over three (3) months, in addition to such date, at the end of each three (3) month interval during such LIBOR Interest Period.  Interest on both Base Rate Loans and LIBOR Rate Loans (or portion thereof), including the payment of any Swingline Loan pursuant to Section 5.1(b), is also payable on the prepayment of such Loan (or portion thereof) and the Term Loan Maturity Date or the Revolving Credit Maturity Date, as applicable, whether by acceleration or otherwise.  All calculations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual number of days elapsed, and all other calculations made in respect of interest, fees and commissions provided hereunder shall be computed on the basis of a 360-day year with thirty (30) day months and assessed for the actual number of days elapsed.

(f) Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations as determined by the Administrative Agent.  Additionally, should the method used for calculating interest (i.e., using a 360 day year) be unlawful, such calculation method shall be automatically changed to a 365/366 day year or such other lawful calculation method as is reasonably acceptable to the Administrative Agent.  It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 6.2 Notice and Manner of Conversion or Continuation of Loans.  Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of its outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any LIBOR Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $250,000 or a whole multiple of $100,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans.  Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit D (a “Notice of Conversion/Continuation”) not later than 1:00 p.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the LIBOR Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the LIBOR Interest Period to be applicable to such converted or continued LIBOR Rate Loan.  The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

SECTION 6.3 Fees.

(a) Commitment Fee.  Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee at a rate per annum equal to the Applicable Margin set forth in

Section 6.1(c) on the average daily unused portion of the Revolving Credit Commitment during the preceding calendar quarter (excluding from the such calculation any Swingline Loans outstanding during such period).  The commitment fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing September 30, 2011 and ending on the Revolving Credit Maturity Date.  Such commitment fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders pro rata in accordance with such Lenders’ respective Revolving Credit Commitment Percentages.

(b) Administrative Agent’s and Other Fees.  To compensate the Administrative Agent for structuring and syndicating the Loans and for its obligations hereunder and the other Lenders obligations hereunder, the Borrower agrees to pay to the Administrative Agent, the fees set forth in the Fee Letter.

SECTION 6.4 Manner of Payment; Evidence of Indebtedness.

(a) Manner of Payment.  Each payment by the Borrower on account of the principal of or interest on any Loan or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders (or the Issuing Lender) under this Agreement or any Note shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Revolving Credit Commitment Percentages, Term Loan Commitment Percentages or Incremental Term Loan Percentages, as applicable, (except as specified below), in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever.  Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 13.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day.  Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.  Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Revolving Credit Commitment Percentage, Term Loan Commitment Percentage or Incremental Term Loan Commitment Percentage, as applicable (except as specified below) and shall wire advice of the amount of such credit to each Lender.  Each payment to the Administrative Agent of the Issuing Lender’s or L/C Participants’ fees shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be.  Each payment to the Administrative Agent of the Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 6.9, 6.10, 6.11 or 15.2 shall be paid to the Administrative Agent for the account of the applicable Lender.  Subject to Section 6.1(b)(ii), if any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

(b) Evidence of Indebtedness.

(i) Extensions of Credit.  The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or a Term Note and/or a Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Term Loan or Swingline Loans, as applicable, in addition to such accounts or records.  Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(ii) Participations.  In addition to the accounts and records referred to in Section 6.4(b)(i), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Unpaid Interest and Fees.  The Borrower and each Guarantor authorizes the Lenders to make (but the Lenders shall in no event be obligated to make) a Base Rate Loan under the Revolving Credit Facility, on the basis of the Lenders’ respective Revolving Credit Commitment Percentages of the Revolving Credit Facility, for the payment of past due interest, commitment fees and fees owed pursuant to Section 6.9.  Prior to an Event of Default, other fees, costs and expenses (including those of attorneys) reimbursable pursuant to this Agreement or the other Loan Documents may (subject to availability) be debited as a Base Rate Loan under the Revolving Credit Facility after 15 days’ notice to the Borrower.  After the occurrence of an Event of Default, any such other fees, costs and expenses may be debited as a Base Rate Loan under the Revolving Credit Facility without notice to the Borrower or any other Loan Party.

SECTION 6.5 Crediting of Payments and Proceeds.  Subsequent to the occurrence and during the continuation of any Default or Event of Default, all payments received by the Administrative Agent upon the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall be applied:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including reasonable attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lender in its capacity as such and the Swingline Lender in its capacity as such (ratably among the Administrative Agent, the Issuing Lender and the Swingline Lender in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including reasonable attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Obligation constituting accrued and unpaid interest on any Swingline Loans;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans (other than any Swingline Loan), any Reimbursement Obligations and any payments due to any Secured Party on any Related Secured Hedging Agreement (ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth payable to them);

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Swingline Loans;

Sixth, to payment of that portion of the Obligations constituting unpaid principal of the Loans (other than any Swingline Loans) and Reimbursement Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Sixth held by them);

Seventh, to payment of any amounts due to any Secured Party under any Cash Management Agreement with any Secured Party (ratably among such Secured Parties in proportion to the respective amounts described in this clause Seventh held by them);

Eighth, to the Administrative Agent for the account of the Issuing Lender, an amount equal to 105% of the L/C Obligations to be held as Cash Collateral for such Obligations;

Ninth, to any payments due to a Secured Party on any Secured Hedging Agreement other than a Related Secured Hedging Agreement (ratably among such Secured Parties in proportion to the respective amounts described in this clause Ninth held by them);

Tenth, to payment of any remaining amounts due under the Secured Obligations; and

Last, the balance, if any, to the Borrower or as otherwise required by Law.

The order of priority set forth in this Section 6.5 may at any time and from time to time be changed by all Lenders without necessity of notice to or consent or approval by the Borrower or any other Person.

SECTION 6.6 Adjustments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 6.9, 6.10, 6.11 or 15.2 hereof) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

(a)
if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(b)
the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.  This Section 6.6 shall not apply to any action taken by CoBank with respect to any CoBank Equities held by the Borrower.

SECTION 6.7 Obligations of Lenders.

(a) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Section 2.2(b) and 4.2, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If a Lender has not in fact made such amount available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (a) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (b) in the case of a payment to be made by the Borrower, the interest rate applicable to such Loan.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  A certificate of the Administrative Agent with respect to any amounts owing under this Section 6.7 shall be conclusive, absent manifest error.

(b) Nature of Obligations.  The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several.  The failure of any Lender to make its Revolving Credit Commitment Percentage, Term Loan Commitment Percentage or Incremental Term Loan Percentage, as applicable, of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Revolving Credit Commitment Percentage, Term Loan Commitment Percentage or Incremental Term Loan Percentage, as applicable, of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Revolving Credit Commitment Percentage, Term Loan Commitment Percentage or Incremental Term Loan Percentage, as applicable, of such Loan available on the borrowing date.

Without limiting the generality of the foregoing, each Lender shall be obligated to fund its Revolving Credit Commitment Percentage of any Revolving Credit Loan made after any Event of Default or acceleration of the Obligations with respect to any draw on a Letter of Credit or demand (whether or not deemed) for payment of any Swingline Loan by the Swingline Lender.

SECTION 6.8 Changed Circumstances.

(a) Circumstances Affecting LIBOR Rate Availability.  If with respect to any LIBOR Interest Period the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that deposits in Eurodollars, in the applicable amounts, are not being offered in the relevant market or offered to the Administrative Agent or such Lender for such LIBOR Interest Period, or Lenders having a pro rata share of fifty percent (50%) or more under a Credit Facility determine (and notify the Administrative Agent) that the LIBOR Rate applicable pursuant to Section 6.1(a) for any requested LIBOR Interest Period with respect to a proposed LIBOR Rate Loan under such Credit Facility does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders.  Thereafter, until the Administrative Agent notifies the Borrower and the Lenders that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loans together with accrued interest thereon, on the last day of the then current LIBOR Interest Period applicable to such LIBOR Rate Loan or convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such LIBOR Interest Period.

(b) Laws Affecting LIBOR Rate Availability.  If any Change in Law shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending

Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders.  Thereafter, until such Lender or Lenders notify the Administrative Agent, and the Administrative Agent notifies the Borrower and the other Lenders that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans hereunder, and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current LIBOR Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be repaid, together with accrued interest thereon and any amount payable under Section 6.9, or converted to a Base Rate Loan for the remainder of such LIBOR Interest Period.

SECTION 6.9 Indemnity.  The Borrower hereby agrees to indemnify each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan

(a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan,

(b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, or

(c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the LIBOR Interest Period.  The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market, and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical.  A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.  In addition, upon any repayment or prepayment of a LIBOR Rate Loan on any day that is not the last day of the LIBOR Interest Period applicable thereto (regardless of the source of such repayment or prepayment and whether voluntary, mandatory, by acceleration or otherwise), the Borrower shall be obligated to pay the Administrative Agent, not for the benefit of the Lenders, an administrative fee of $300.

SECTION 6.10 Increased Costs.

(a) Increased Costs Generally.  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the determination of LIBOR) or the Issuing Lender;

(ii) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or such Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 6.11(c) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender); or

(iii) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any LIBOR Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements.  If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any Lending Office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 6.10 and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 6.10 shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section 6.10 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 6.11 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.11) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Indemnified Taxes or Other Taxes (A) that are attributable to such Lender’s failure to comply with the requirements of Section 6.11(e) or (B) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Indemnified Taxes or Other Taxes pursuant to this Section 6.11.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 6.11) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

(f)  Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 6.11, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 6.11 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 6.11 shall survive the payment in full of the Obligations and the termination of the Revolving Credit Commitment and the L/C Commitment.

SECTION 6.12 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 6.10, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.11, then such Lender shall use reasonable efforts to designate a different Lending Office for funding, issuing or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 6.10 or 6.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders.  If any Lender requests compensation under Section 6.10, or if the Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.11 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 6.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 15.9), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 15.9,

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 6.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),

(iii) in the case of any such assignment resulting from a claim for compensation under Section 6.10 or payments required to be made pursuant to Section 6.11, such assignment will result in a reduction in such compensation or payments thereafter, and

(iv) such assignment does not conflict with Applicable Law, and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 6.13 Defaulting Lenders.

(a) Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 15.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.8; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.8; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of a draw on a Letter of Credit for which such Defaulting Lender has not fully funded its related participation, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and to repay the funded participations in L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 6.13(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 6.13(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.  (A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 6.3(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)           Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 3.3(a) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.8.

(C)           With respect to any letter of credit fees not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 7.3 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral; Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 3.8.

(b) Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 6.13(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit.  So long as any Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 6.14 Security.  The Secured Obligations of the Loan Parties and the Guaranteed Obligations of the Guarantors shall be secured as provided in the Security Documents.

ARTICLE VII
CLOSING; CONDITIONS OF CLOSING AND BORROWING

SECTION 7.1 Closing. The closing shall take place at the offices of Sutherland Asbill & Brennan LLP on the Closing Date, or at such other place, date and time as the parties hereto shall mutually agree.

SECTION 7.2 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan (including the making of any Swingline Loan, in addition to being subject to the Swingline Lender’s sole discretion) or issue the initial Letter of Credit is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents.  This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Term Note in favor of each Term Loan Lender requesting a Term Note, a Swingline Note in favor of the Swingline Lender (provided, that, at the Borrower’s election, a Swingline Note may be delivered to the Swingline Lender concurrently with CoBank and the Borrower entering into a CoBank Cash Management Agreement), the Security Documents, together with any other applicable Loan Documents shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

(b) Closing Certificates; etc.  The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Officer’s Certificate of the Borrower.  A certificate from a Responsible Officer of the Borrower, dated as of the Closing Date, to the effect that all representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents are true, correct and complete on and as of the date thereof; that the Loan Parties are not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; that the Loan Parties have satisfied each of the conditions set forth in Sections 7.2 and 7.3; and that there has not occurred since December 31, 2010 any event, change, circumstance, effect or state of facts that has had or could reasonably be expected to have a Material Adverse Effect.

(ii) Certificate of the Secretary of each Loan Party.  A certificate of the secretary or assistant secretary of each of the Loan Parties, dated as of the Closing Date, certifying as to the incumbency and genuineness of the signature of each officer of such Loan Party executing the Loan Documents to which it is a party and certifying that attached thereto is a correct and complete copy of (A) the articles of incorporation of such Loan Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, (B) the bylaws of such Loan Party as in effect on the date of such certifications, (C) the resolutions duly adopted by the board of directors of such Loan Parties authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement, the Security Documents and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 7.2(b)(iii).

(iii) Certificates of Good Standing.  Certificates as of a recent date of the good standing of each of the Loan Parties under the laws of its jurisdiction of organization and each other jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(iv) Opinions of Counsel.  Favorable opinions of counsel to the Loan Parties addressed to the Administrative Agent and the Lenders with respect to such matters as may be reasonably requested by the Administrative Agent, including the Loan Parties, the Loan Documents, the Collateral, FCC and PUC matters (including the Licenses) and such other matters as the Administrative Agent shall request.

(v) Tax Forms.  Copies of the United States Internal Revenue Service forms required by Section 6.11(e) hereof.

(vi) Insurance Certificate.  Certificates of insurance evidencing procurement and maintenance of insurance policies required pursuant to the Security Documents.

(vii) Perfection Certificate.  A perfection certificate in form and substance satisfactory to the Administrative Agent in its sole discretion and covering the matters described therein with respect to the Loan Parties and their respective assets.

(viii) Solvency Certificates.  A certificate from the chief financial officer of each of the Loan Parties, or from such other officer as is reasonably acceptable to the

Administrative Agent, certifying, as of the Closing Date, that, after taking into account the rights of each Guarantor under Section 2.3(a) of the Guaranty Agreement, each such Loan Party:  (a) owns and will own assets the present fair saleable value of which are (i) greater than the total amount of liabilities (including contingent liabilities) of such Loan Party, and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts and liabilities as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Loan Party; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts and liabilities beyond its ability to pay such debts and liabilities as they become due.

(c) Collateral.

(i) Filings and Recordings.  All filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of itself and the Secured Parties, in the Collateral shall have been forwarded for filing in all appropriate locations and the Administrative Agent shall have received evidence satisfactory to the Administrative Agent that upon such filings and recordations such security interests will constitute valid and perfected first priority Liens thereon.

(ii) Pledged Collateral.  The Administrative Agent shall have received (A) with respect to all Subsidiaries, original stock certificates or other certificates evidencing the Pledged Stock (as defined in the Collateral Agreement) or other ownership interests pledged pursuant to the Collateral Agreement, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Collateral Agreement.

(iii) Lien Searches. The Administrative Agent shall have received the results of a Lien search of all filings made against each of the Loan Parties under the applicable Uniform Commercial Code (and local (to the extent the same is not cross-indexed with the secretary of state of the applicable jurisdiction) tax, fixture and judgment filing offices) (a) in the state in which such Loan Party is organized, and (b) if requested in writing by the Administrative Agent, (i) in each county (or independent city or town) in which the Loan Parties own or lease any real property, (ii) in each county (or independent city or town) in which such Loan Party has a central office, and (iii) if such Loan Party is a transmitting utility (as defined in the applicable Uniform Commercial Code), in each state in which real or personal property of such Loan Party is located, such Lien search to indicate, among other things, that the Loan Parties’ assets and the ownership interests of the Loan Parties are free and clear of any Lien, except for Permitted Liens.

(iv) Hazard and Liability Insurance.  The Administrative Agent shall have received certificates of property, hazard, business interruption and liability insurance, evidence of payment of all insurance premiums for the current policy year of each (naming the Administrative Agent as loss payee (and mortgagee, as applicable) on all certificates for property hazard insurance and as additional insured on all certificates for liability insurance), and, if requested by the Administrative Agent, copies (certified by a Responsible Officer) of insurance policies in the form required under the Security Documents and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(v) Control Agreements.  The Administrative Agent shall have received executed account control agreements with respect to the Material Accounts as the Administrative Agent has specified, in form and substance reasonably satisfactory to the Administrative Agent, from the appropriate depository institutions or other entities holding such Material Accounts.

(d) Consents; Defaults.

(i) Governmental and Third Party Approvals.  The Loan Parties shall have received all necessary governmental (including the FCC and all applicable PUCs (including all applicable cable franchise authorities)), shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Loan Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(ii) No Injunction, Etc.  No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s reasonable discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

(iii) Permits and Licenses.  The Administrative Agent shall have received copies of all permits and licenses that the Borrower reasonably determines are material, including the Licenses required under Applicable Laws, for the conduct of the Loan Parties’ and their respective Subsidiaries’ businesses as conducted on such date.

(iv) No Event of Default.  No Default or Event of Default shall have occurred and be continuing.

(e) Financial Matters.

(i) Financial Statements.  The Administrative Agent shall have received (i) the most recent audited Consolidated financial statements of the Borrower and its Subsidiaries and (ii) the Borrower’s most recent annual report on Form 10-K and most recent quarterly report on Form 10-Q, in each case as filed with the Securities and Exchange Commission, all in form and substance satisfactory to the Administrative Agent.

(ii) Financial Condition Certificate.  The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer, that (A) each of the Loan Party’s payables are current and not past due, (B) attached thereto are calculations evidencing compliance on a pro forma basis with the covenants contained in Article XI hereof, and (C)  the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries.

(iii) Payment at Closing; Fee Letter.  The Borrower shall have paid the fees set forth or referenced in Section 6.3 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses) to the Administrative Agent and the Lenders, and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.  The Administrative Agent shall have received duly authorized and executed copies of the Fee Letter.

(f) Mortgages.  The applicable Loan Parties shall have provided to the Administrative Agent, for the benefit of itself and the other Lenders, Mortgages on each of the properties identified as such on Schedule 8.1(q), and the following related documentation:

(i) Title Insurance. Title insurance policies on each of the properties identified as such on Schedule 8.1(q) as requiring title insurance, in form and substance satisfactory to the Administrative Agent (including having insured amounts and containing endorsements as may be required by the Administrative Agent) and insuring the Administrative Agent’s first priority Lien, for the benefit of the Secured Parties, resulting from such recordation of the Mortgages described in Section 8.1(q), and showing no Liens prior to the Administrative Agent’s Liens other than for ad valorem taxes not yet due and payable.

(ii) Matters Relating to Flood Hazard Properties.  A certification from the National Research Center, or any successor agency thereto, regarding each parcel of real property securing any portion of the Secured Obligations identifying whether such property lies within any flood plain.  If such property does lie within a flood plain, then the Borrower shall procure flood insurance for such property.

(iii) Other Real Property Information.  Such other certificates, documents and information as are reasonably requested by the Lenders, including, without limitation, engineering and structural reports, permanent certificates of occupancy and evidence of zoning compliance, each in form and substance satisfactory to the Administrative Agent.

(g) Miscellaneous.

(i) Notice of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.2(a) and

Section 4.2, and a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.

(ii) Proceedings and Documents.  All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Lenders.  The Lenders shall have received copies of all other instruments and other evidence as the Lenders may reasonably request, in form and substance satisfactory to the Lenders, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

(iii) Due Diligence.  The Administrative Agent shall have completed, to its satisfaction, all legal, tax, business and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the Borrower and its Subsidiaries in scope and determination satisfactory to the Administrative Agent in its sole discretion.

(iv) Litigation, Investigations, Audits, Etc.  There shall be no action, suit, proceeding or investigation pending against, or, to the knowledge of the Loan Parties after due inquiry, threatened against or in any other manner relating adversely to, the Loan Parties or any of their respective properties, including the Licenses, in any court or before any arbitrator of any kind or before or by any Governmental Authority (including the FCC and any applicable PUC) that would reasonably be expected to have a Material Adverse Effect.

(v) No Material Adverse Effect.  Since December 31, 2010, there shall not have occurred any event or condition affecting the Loan Parties, which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

(h) Refinancing.  The Administrative Agent shall have received evidence, in form and substance, reasonably satisfactory to the Administrative Agent that (i) all Debt of the Loan Parties has been, or immediately following the disbursement of the proceeds of the Loans on the Closing Date will be, fully paid, satisfied and discharged, other than Debt permitted under Section 12.1 and (ii) all Liens with respect to any such Debt have been, or immediately following the disbursement of the proceeds of the Loans on the Effective Date will be, terminated, other than Permitted Liens.

SECTION 7.3 Conditions to All Extensions of Credit.  The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit) and/or the Issuing Lender to issue or extend any Letter of Credit and/or the Swingline Lender making any Swingline Loan (in addition to being subject to the Swingline Lender’s sole discretion) are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

(a) Continuation of Representations and Warranties.  The representations and warranties contained in Article VIII shall be (and each request by the Borrower for a Loan or the issuance of a Letter of Credit shall constitute a representation and warranty by the Loan Parties that such representations and warranties are) true and correct in all material respects

(other than any representations or warranties qualified pursuant to their terms by materiality qualifiers, which representations and warranties shall be true, correct and complete in all respects as written) on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date; except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(b) No Existing Default.  No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation, conversion, issuance or extension date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c) Notices.  The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the Borrower in accordance with Section 2.2(a), Section 4.2 or Section 6.2, as applicable.

(d) No Injunctions, Etc.  No order, judgment or decree of any court, arbitrator or Governmental Authority shall purport to enjoin or restrain (i) any Lender from making any Loan or (ii) the Issuing Lender from issuing or extending any Letter of Credit.

(e) Loan Documents.  All Loan Documents shall be in full force and effect.

Notwithstanding the above, the Swingline Lender may waive, in its sole discretion, any one or more of the conditions precedent in this Section 7.3 with respect to the making of any Swingline Loan.

SECTION 7.4 Post-Closing Agreements.

(a) Within ninety (90) days of the Closing Date, as such date may be extended by the Administrative Agent in its sole discretion, the Administrative Agent shall have received either (i) a favorable opinion of counsel to the applicable Loan Parties addressed to the Administrative Agent and the Lenders which provides that no Applicable Law of the State of Indiana requires the approval by any Governmental Authority of the State of Indiana of such Loan Parties’ execution, delivery and performance of the Loan Documents to which they are party and the consummation of the transactions contemplated thereby, (ii) evidence reasonably satisfactory to the Administrative Agent that the applicable Loan Parties have opted out of the Applicable Law of the State of Indiana relating to such Loan Parties’ provision of VoIP services in such jurisdiction, or (iii) evidence reasonably satisfactory to the Administrative Agent (A) that the applicable Loan Parties have filed a notice or notices with the PUC of the State of Indiana of such Loan Parties’ execution and delivery of the Loan Documents to which they are party and (B) that such notice(s) have been accepted by such PUC.

(b) Within ninety (90) days of the Closing Date, as such date may be extended by the Administrative Agent in its sole discretion, the Administrative Agent shall have received either (i) a favorable opinion of counsel to the applicable Loan Parties addressed to the Administrative Agent and the Lenders which provides that no Applicable Law of the State of

Georgia requires the approval by any Governmental Authority of the State of Georgia of such Loan Parties’ execution, delivery and performance of the Loan Documents to which they are party and the consummation of the transactions contemplated thereby, (ii) evidence reasonably satisfactory to the Administrative Agent that the applicable Loan Parties have opted out of the Applicable Law of the State of Georgia relating to such Loan Parties’ provision of VoIP services in such jurisdiction, or (iii) evidence reasonably satisfactory to the Administrative Agent (A) that the applicable Loan Parties have filed a notice or notices with the PUC of the State of Georgia of such Loan Parties’ execution and delivery of the Loan Documents to which they are party and (B) that such notice(s) have been accepted by such PUC.

(c) No later than September 1, 2011, as such date may be extended by the Administrative Agent in its sole discretion, the Administrative Agent shall have received amended and restated articles of incorporation for Mankato Citizens Telephone Company, a Minnesota corporation, in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF THE BORROWER

SECTION 8.1 Representations and Warranties.  To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make the Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and Lenders, both before and after giving effect to the transactions contemplated hereunder, that:

(a) Organization; Power; Qualification.  Each of the Borrower and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the power and authority to own, lease and operate, as applicable, its properties and to carry on its business as now being and hereafter proposed to be conducted and (iii) is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to obtain such qualification or authorization could not reasonably be expected to have a Material Adverse Effect.  The jurisdictions in which the Borrower and its Subsidiaries are organized and qualified to do business as of the Closing Date or as of the most recent Annual Officer’s Compliance Certificate, but excluding any jurisdictions where the Borrower and its Subsidiaries do not have material assets or conduct a material portion of their businesses, are described on Schedule 8.1(a).

(b) Ownership.  Each Subsidiary of the Borrower as of the Closing Date or as of the most recent Annual Officer’s Compliance Certificate is listed on Schedule 8.1(b).   As of the Closing Date or as of the most recent Annual Officer’s Compliance Certificate, the capitalization of the Borrower and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 8.1(b).  All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable, and not subject to any preemptive or similar rights, except as described on Schedule 8.1(b).  The shareholders of the Subsidiaries of the Borrower and the number of shares owned by each as of the Closing Date or as of the most recent Annual Officer’s Compliance Certificate are described on Schedule 8.1(b).  As of the Closing Date or as of the most recent Annual Officer’s Compliance Certificate, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of the Borrower or its Subsidiaries, except as described on Schedule 8.1(b).

(c) Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrower and its Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms.  This Agreement and each of the other Loan Documents has been duly executed and delivered by the duly authorized officers of the Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by any Debtor Relief Law, as from time to time in effect, which affects the enforcement of creditors’ rights in general and the availability of equitable remedies.

(d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc.  Except to the extent that prior FCC or PUC consent is required in connection with the enforcement of creditors’ rights, or to levy upon a judgment, in order to transfer control of any Subsidiary which is an FCC licensee or is subject to any PUC, or in order to assign such Subsidiary’s Licenses to another entity, the execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under (A) the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries, (B) any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound except where such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect or (C) any Governmental Approval relating to such Person except where such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon or with respect to any property or revenue now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents, or (iv) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement (other than those consents that have been obtained).

(e) Compliance with Law; Governmental Approvals.  Each of the Borrower and its Subsidiaries (i) has all Governmental Approvals, including all material Licenses, required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval, including all material Licenses, applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties, and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(f) Tax Returns and Payments.  Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, except any taxes, assessments and governmental charges or levies (i) which the Borrower or any Subsidiary is contesting in good faith and with respect to which adequate reserves have been established and maintained in accordance with GAAP, or (ii) which, individually or in the aggregate with all other unpaid taxes, assessments and governmental charges or levies, does not represent a liability of the Borrower and its Subsidiaries in an amount in excess of $125,000. Such returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby.  There is no ongoing audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of the Borrower and its Subsidiaries, other than routine audits and examinations in the ordinary course of the Borrower’s and its Subsidiaries’ businesses.  No Governmental Authority has asserted any Lien or other claim against the Borrower or any Subsidiary of the Borrower with respect to unpaid taxes in an amount, individually or in the aggregate with all other unpaid taxes, in excess of $125,000, which Lien or other claim has not been discharged or resolved.   The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of federal, state, local and other taxes for the current and four prior Fiscal Years of the Borrower and any of its Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.

(g) Intellectual Property Matters.  Each of the Borrower and its Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights trade names, trade name rights, copyrights and rights with respect to the foregoing which are required or reasonably necessary to conduct its business.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except for such matters which could not reasonably be expected to have a Material Adverse Effect.

(h) Environmental Matters.

(i) The properties owned, leased or operated by the Borrower and its Subsidiaries now or in the past do not contain, and to the knowledge of the Borrower or any such Subsidiary have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a material violation of applicable Environmental Laws or (B) could give rise to any material liability under applicable Environmental Laws;

(ii) The Borrower, each Subsidiary and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof, except for any such noncompliance or contamination that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(iii) Neither the Borrower nor any Subsidiary thereof has received any notice of any material violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

(iv) Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to any material liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws, except where such violation or liability could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrower, any Subsidiary or such properties or such operations, in each case which could reasonably be expected to have a Material Adverse Effect; and

(vi) There has been no release, or to the best of the Borrower’s knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws, except where such violation or liability could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(i) ERISA.

(i) As of the Closing Date, neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any liability with respect to, any Employee Benefit Plans other than those identified on Schedule 8.1(i);

(ii) The Borrower and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination or opinion letters but for which the remedial amendment period for submitting a determination or opinion letter has not yet expired.  No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

(iii) No Pension Plan has been terminated or has any Unfunded Liability, nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(iv) Except for such matters as would not be material, neither the Borrower nor any ERISA Affiliate has:  (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;

(v) No Termination Event has occurred or is reasonably expected to occur; and

(vi) Except for such matters as would not be material, no proceeding, claim, lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan, other than routine claims for benefits.

(j) Margin Stock.  Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System).  No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

(k) Government Regulation.  Neither the Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

(l) Material Contracts.  Schedule 8.1(l) sets forth a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries in effect as of the Closing Date, or as of the date of the most recent Annual Officer’s Compliance Certificate, not listed on any other Schedule hereto; other than as set forth in Schedule 8.1(l), each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof.  The Borrower and its Subsidiaries have delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 8.1(l) or any other Schedule hereto.  Neither the Borrower nor any Subsidiary (nor, to the knowledge of the Borrower, any other party thereto) is in breach of or in default under any Material Contract in any material respect.

(m) Employee Relations. Each of the Borrower and its Subsidiaries has a stable work force in place and is not, as of the Closing Date, a party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 8.1(m).  The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries which would have a Material Adverse Effect.

(n) Burdensome Provisions.  Neither the Borrower nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect.  The Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.  No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its capital stock to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law.

(o) Financial Statements.

(i) (A) The Consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2010 and the related statements of income and retained earnings and cash flows for the Fiscal Year then ended, (B) the unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of June 30, 2011, and related unaudited interim statements of revenue and retained earnings and (C) all other such financial statements which have been furnished to the Administrative Agent pursuant to this Agreement, are, in each case, complete and correct and fairly present the assets, liabilities and financial position of the Borrower and its Subsidiaries as of the dates thereof, and the results of the operations and changes of financial position for the periods then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the financial statements described in clause (B) of this Section 8.1(o)(i).  The Borrower and its Subsidiaries have no Debt, obligation (including any Guaranty Obligation) or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

(ii) The business plans and financial projections concerning the Borrower and its Subsidiaries which have been furnished to the Administrative Agent were prepared in good faith by or on behalf of the Borrower and such Subsidiaries.

(p) Solvency.  The Borrower and each of its Subsidiaries are Solvent; provided that with respect to each Guarantor and the application of the Guaranteed Obligations hereunder, this representation is subject to the right of each Guarantor set forth in Section 2.3(a) of the Guaranty Agreement.

(q) Titles to Properties.  Each of the Borrower and its Subsidiaries has such title to the Material Owned Real Property listed on Schedule 8.1(q), and such Material Leased Property or other interest in the real property or interests therein, and easements, licenses and similar rights in real estate, in each case as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Subsidiaries delivered pursuant to Section 8.1(o), except those which have been disposed of by the Borrower or its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.  All Material Leased Property leased by each of the Borrower and its Subsidiaries as of the Closing Date or as of the date of the most recent Annual Officer’s Compliance Certificate, a description of the use of such property, and the name of the lessor of such real property are set forth on Schedule 8.1(q).  The leases of each of the Borrower and its Subsidiaries of its Material Leased Property are valid, enforceable and in full force and effect, and have not been modified or amended.  Each of the Borrower and its Subsidiaries are the sole holders of the lessee’s interests under such leases, and have the right to pledge, mortgage, assign and sublet the Material Leased Property, and no consents to any such pledge, mortgage, assignment or sublease are necessary. Neither the Borrower nor any of its Subsidiaries has made any pledge, mortgage, assignment or sublease of any of its rights under such leases except pursuant to the Security Documents, and there is no default or condition which, with the passage of time or the giving of notice, or both, would constitute a default on the part of any party under such leases that would permit any party to terminate such lease or which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, and the Borrower and its Subsidiaries have paid all rents and other charges due and payable under such leases.  If the Borrower or any of its Subsidiaries shall receive any notice of default, the Borrower or such Subsidiary shall promptly forward notice of the same to the Administrative Agent.  All Material Owned Property owned by each of the Borrower and its Subsidiaries as of the date hereof or as of the date of the most recent Annual Officer’s Compliance Certificate, together with the estimated value of such property and a description of the use of such property, is set forth on Schedule 8.1(q).  Each of the Borrower and its Subsidiaries owns good and marketable fee simple title to all of its Material Owned Property, and none of its respective Material Owned Property is subject to any Liens, except for Permitted Liens.  Neither the Borrower nor any of its Subsidiaries owns or holds, or is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any of its Material Leased Property or Material Owned Property.  For each Material Owned Property for which the Administrative Agent has so requested (whether on or before the date hereof or pursuant to Section 10.13 of this Agreement), all mortgages or equivalent under Applicable Law have been filed, recorded or registered (or will be filed, recorded or registered on or before the date required by the Loan Documents or agreed to by the Administrative Agent in writing in its sole discretion) with each Governmental Authority in each jurisdiction necessary for the Administrative Agent to have a valid and perfected Lien on such property.  For each Material Leased Property for which the Administrative Agent has so requested (whether on or before the date hereof or pursuant to Section 10.13 of this Agreement), all leasehold mortgages or equivalent under Applicable Law have been filed, recorded or registered (or will be filed, recorded or registered on or before the date required by the Loan Documents or agreed to by the Administrative Agent in writing in its sole discretion) with each Governmental Authority in each jurisdiction necessary for the Administrative Agent to have a valid and perfected Lien on such property (or, with respect to any Material Leased Property as to which the applicable lessor’s consent is required to grant a leasehold mortgage thereon, the Loan Parties have used commercially reasonable efforts to obtain such consent), and such property is subject to, or the Loan Parties have used commercially reasonable efforts to obtain, a landlord estoppel and consent in form and substance acceptable to the Administrative Agent.

(r) Liens.  None of the properties and assets of the Borrower or any Subsidiary thereof is subject to any Lien, except Liens permitted pursuant to Section 12.2.  No financing statement under the Uniform Commercial Code of any state which names the Borrower or any Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither the Borrower nor any Subsidiary thereof has authorized the filing of any such financing statement or signed any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by Section 12.2 hereof.

(s) Debt and Guaranty Obligations.  Schedule 8.1(s) is a complete and correct listing of all Debt and Guaranty Obligations of the Borrower and its Subsidiaries as of

the Closing Date, or as of the date of the most recent Annual Officer’s Compliance Certificate, in excess of $500,000.  The Borrower and its Subsidiaries have performed and are in compliance with all of the terms of such Debt and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or its Subsidiaries exists with respect to any such Debt or Guaranty Obligation.

(t) Litigation.  There are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Subsidiary thereof or any of their respective properties (including any Licenses) in any court or before any arbitrator of any kind or before or by any Governmental Authority (including the FCC or any PUC) which could reasonably be expected to have a Material Adverse Effect, except, in each case, as set forth on Schedule 8.1(t).

(u) Absence of Defaults.  No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Subsidiary thereof under any Material Contract or judgment, decree or order to which the Borrower or its Subsidiaries is a party or by which the Borrower or its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

(v) Accuracy and Completeness of Information.  All written information, reports and other papers and data produced by or on behalf of the Borrower or any Subsidiary thereof and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all material respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter.  No document furnished or written statement made to the Administrative Agent or the Lenders by the Borrower or any Subsidiary thereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower or its Subsidiaries or omits or will omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made.  The Borrower is not aware of any facts which it has not disclosed in writing to the Administrative Agent having a Material Adverse Effect, or insofar as the Borrower can now foresee, could reasonably be expected to have a Material Adverse Effect.

(w) Communications Regulatory Matters.

(i) As of the date hereof or as of the most recent Annual Officer’s Compliance Certificate, Schedule 8.1(w) sets forth a true, correct and complete list of the following information for each License issued to, assigned or transferred to, or utilized by any Loan Party or its respective Subsidiaries:  the name of the licensee or franchisee, the type of service, the expiration date and the geographic area covered by such License.  Other than as set forth in Schedule 8.1(w), each License is held by a Loan Party or a wholly-owned Subsidiary of a Loan Party whose equity interests are subject to a valid and perfected first priority Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Collateral Agreement.

(ii) All Licenses are valid and in full force and effect without conditions except for such conditions as are generally applicable to holders of such Licenses.  Each Loan Party or Subsidiary of a Loan Party holding a License has all requisite power and authority required under any Applicable Law (including, without limitation, the Communications Act and PUC Laws) to hold such Licenses and to own and operate the Telecommunications Systems.  The Licenses constitute all of the Licenses necessary for the operation of the Telecommunications Systems in the same manner as they are presently operated.  No event has occurred and is continuing which could reasonably be expected to (i) result in the imposition of a material forfeiture or the suspension, revocation, termination or adverse modification of any License or (ii) adversely affect any rights of the Loan Parties or their respective Subsidiaries thereunder.  Neither the Loan Parties nor any of their Subsidiaries have reason to believe or have knowledge that any License will not be renewed in the ordinary course.  Neither the Loan Parties nor any of their respective Subsidiaries are a party to any investigation, notice of apparent liability, notice of violation, order or complaint issued by or before the FCC, PUC or any applicable Governmental Authority, and there are no proceedings pending by or before the FCC, PUC or any applicable Governmental Authority which could in any manner threaten or adversely affect the validity of any License.

(iii) All of the properties, equipment and systems owned, leased, subleased or managed by the Loan Parties or their respective Subsidiaries are, and all such property, equipment and systems to be acquired or added in connection with any contemplated system expansion or construction will be, in good repair, working order and condition (reasonable wear and tear and casualty events excepted) in all material respects and are and will be in compliance in all material respects with all terms and conditions of the Licenses and all standards or rules imposed by any Governmental Authority or as imposed under any agreements with telecommunications companies and customers.

(iv) Each of the Loan Parties and their respective Subsidiaries has made all filings which are required to be filed by it, paid all franchise, license or other fees and charges related to the Licenses or which have become due pursuant to any Governmental Approval in respect of its business and has made appropriate provision as is required by GAAP for any such fees and charges which have accrued.

(v) As of the Closing Date, not less than forty percent (40%) of the Borrower’s revenues from cable television and related products and services are attributable to the Borrower’s cable franchises for the provision of such services in North Mankato, Minnesota and Mankato Township, Minnesota.

(x) No Material Adverse Change.  Since December 31, 2010, there has been no change in the properties, business, operations, prospects, or condition (financial or otherwise) of the Borrower and its Subsidiaries and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

(y) Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower or its Subsidiaries, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in locations where the Borrower or the applicable Subsidiary operates.

(z) Transactions with Affiliates.  No Affiliate of the Borrower or any of its Subsidiaries is a party to any material agreement, contract, commitment or transaction with the Borrower or such Subsidiary or has any material interest in any material property used by the Borrower, except as permitted by Sections 12.8.

(aa) Perfection.  Each of the Security Documents is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien on the Collateral covered thereby (the “Security Agreement Collateral”) and, when (i) financing statements and other filings in appropriate form are filed in the appropriate offices and (ii) upon the taking of possession or control by the Administrative Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by each Security Document), the Lien created by such Security Document shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the Uniform Commercial Code as in effect at the relevant time in the relevant jurisdiction or as to which the steps to effect such perfection are not required to be taken under the Security Documents), in each case subject to no Liens other than Permitted Liens.

(bb) Senior Debt Status. The Obligations of the Borrower and each of its Subsidiaries under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Debt and all senior unsecured Debt of each such Person and is designated as “Senior Debt” under all instruments and documents, now or in the future, relating to all Subordinated Debt and all senior unsecured Debt of such Person.

(cc) OFAC.  None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower: (i) is a Sanctioned Person, (ii) has any of its assets in Sanctioned Entities, or (iii) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(dd) Location of Property.  As of the Closing Date, all material tangible real and personal property of the Borrower and its Subsidiaries is located in the States of Iowa, Minnesota, South Dakota and Wisconsin.

SECTION 8.2 Survival of Representations and Warranties, Etc.  All representations and warranties set forth in this Article VIII and all representations and warranties contained in any certificate, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made on and as of the Closing Date, shall survive the Closing Date, shall be reasserted as provided in Section 7.3, and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.  Such representations and warranties shall terminate when all the Obligations have been paid and satisfied in full and all Commitments hereunder have terminated.

ARTICLE IX
FINANCIAL INFORMATION AND NOTICES

Until all the Obligations (other than contingent indemnification obligations not yet due and payable) have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 15.10 hereof, the Borrower will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 15.1, or such other office as may be designated by the Administrative Agent from time to time:

SECTION 9.1 Financial Statements and Projections.

(a) Quarterly Financial Statements.  As soon as practicable and in any event within the earlier of (i) 10 days after the Borrower is or would be required to file the Borrower’s quarterly report with the SEC as part of the Borrower’s periodic reporting (whether or not the Borrower is subject to such reporting requirements) and (ii) fifty-five (55) days after the end of each of the first three fiscal quarters of any Fiscal Year, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the then elapsed portion of the applicable Fiscal Year and unaudited Consolidated statements of income, shareholders’ equity and cash flows for such fiscal quarter and for the period from the beginning of the then current Fiscal Year of the Borrower to the end of such quarter and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to the absence of footnotes and normal year end adjustments (which requirement shall be deemed satisfied by the filing of the SEC EDGAR system of the Borrower’s quarterly report on Form 10-Q (or any successor form) for such quarter), such reporting to be consistent with prior reporting practices.

(b) Annual Financial Statements.  As soon as practicable and in any event within the earlier of (i) 10 days after the Borrower is or would be required to file the Borrower’s annual report with the SEC as part of the Borrower’s periodic reporting (whether or not the Borrower is subject to such reporting requirements) and (ii) one-hundred (100) days after the end of each Fiscal Year, a Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and Consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year, such reporting to be (A) consistent with prior reporting practices, (B) prepared in accordance with GAAP, (C) if applicable, containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the year (which requirement shall be deemed satisfied by the filing of the SEC EDGAR system of the Borrower’s annual report on Form 10-K (or any successor form) for such Fiscal Year), and (D) audited by an independent certified public accounting firm of recognized national standing pursuant to auditing standards in effect for public companies of similar size and without (1) any material qualification or exception as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP and (2) any “going concern” qualification.

(c) Annual Business Plan and Financial Projections.  As soon as practicable and in any event within ninety (90) days after the beginning of each Fiscal Year, a business plan of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to include, on a quarterly basis, the following:  a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet and a report containing management’s discussion and analysis of such projections, accompanied by a certificate from the chief financial officer of the Borrower to the effect that, to the best of such officer’s knowledge, such projections are good faith estimates of the financial condition and operations of the Borrower and its Subsidiaries for such four (4) quarter period.

SECTION 9.2 Regulatory and Other Notices.  Promptly after filing, receipt or becoming aware thereof, the Borrower will deliver or cause to be delivered copies of any filings or communications sent to, or notices and other communications received by, any Loan Party or any of its respective Subsidiaries from any Governmental Authority, including the FCC and any applicable PUC (including any cable franchising authority), relating to any noncompliance by any Loan Party or any of its respective Subsidiaries with any law or with respect to any matter or proceeding the effect of which could reasonably be expected to have a Material Adverse Effect.

SECTION 9.3 Officer’s Compliance Certificate.  At each time financial statements are delivered pursuant to Sections 9.1(a) or 9.1(b) and at such other times as the Administrative Agent shall reasonably request, a certificate of the chief financial officer or the treasurer of the Borrower in the form of Exhibit E attached hereto (an “Officer’s Compliance Certificate”).

SECTION 9.4 Accountants’ Certificate.  At each time financial statements are delivered pursuant to Section 9.1(b), a certificate of the independent public accountants certifying such financial statements addressed to the Administrative Agent for the benefit of itself and the Lenders:

(a) stating that in making the examination necessary for the certification of such financial statements, they obtained no knowledge of any Default or Event of Default or, if such is not the case, specifying such Default or Event of Default and its nature and period of existence; and

(b) including the calculations prepared by such accountants required to establish whether or not the Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Article XI hereof as at the end of each respective period.

SECTION 9.5 Other Reports.

(a) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its board of directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto; and

(b) Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

SECTION 9.6 Notice of Litigation and Other Matters.  Prompt (but in no event later than ten (10) days after an officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

(a) (i) the commencement of all material proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses, (ii) any development in any such proceeding, investigation or action which could reasonably be expected to have a Material Adverse Effect or (iii) any filings or communications sent to, or notices and other communications received by, the Borrower or any of its Subsidiaries from any Governmental Authority (together, in each case, with copies thereof), including the FCC and any applicable PUC (including any cable franchising authority), relating to any material noncompliance by the Borrower or any of its respective Subsidiaries with any Applicable Law or with respect to any matter or proceeding the effect of which could reasonably be expected to have a Material Adverse Effect;

(b) (i) any material violation by the Borrower or any Subsidiary of any Environmental Laws or (ii) any notice of any violation received by the Borrower or any Subsidiary thereof from any Governmental Authority, including any notice of violation of Environmental Laws;

(c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Subsidiary thereof which could reasonably be expected to have a Material Adverse Effect;

(d) any attachment, judgment, lien, levy or order exceeding $1,000,000 that may be assessed against or threatened against the Borrower or any Subsidiary thereof;

(e) (i) any Default or Event of Default, or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound;

(f) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;

(g) any change in events or changes in facts or circumstances affecting the Borrower or any Subsidiary which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect; and

(h) any event which makes any of the representations set forth in Section 8.1 inaccurate in any material respect (or makes any of the representations set forth in Section 8.1 that are qualified pursuant to their terms by materiality qualifiers inaccurate in any respect).

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 15.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat either Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.

SECTION 9.7 SEC Filings.  Promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available by the Borrower or its Subsidiaries to its or their security holders and (b) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Borrower or any of its Subsidiaries with any securities exchange or with the SEC or any governmental or private regulatory authority, provided, that, such financial statements and reports shall be deemed to have been delivered upon the filing of such financial statements and reports by the Borrower through the SEC’s EDGAR system or publication by the Borrower of such financial statements and reports on its website.

SECTION 9.8 Accuracy of Information.  All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Administrative Agent or any Lender (other than financial forecasts) whether pursuant to this Article IX or any other provision of this Agreement or any of the other Loan Documents, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 8.1(v).

ARTICLE X
AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not yet due and payable) have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 15.10, the Borrower will, and will cause each of its Subsidiaries to:

SECTION 10.1 Preservation of Corporate Existence and Related Matters.  Except as permitted by Section 12.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business (including the Licenses), and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction where the nature and scope of its activities require it to so qualify under Applicable Law, except where a failure to obtain such qualification or authorization could not reasonably be expected to have a Material Adverse Effect.

SECTION 10.2 Maintenance of Property.  In addition to the requirements of any of the Security Documents, protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

SECTION 10.3 Insurance.  In addition to the requirements set forth in the Security Documents, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required hereby and/or any Security Documents (including hazard and business interruption insurance, commercial general liability insurance, and workers compensation insurance), and on the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

SECTION 10.4 Accounting Methods and Financial Records.  Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

SECTION 10.5 Payment and Performance of Obligations.  Pay and perform (a) all Obligations under this Agreement and the other Loan Documents, (b) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, prior to the date on which penalties would attach thereto or a Lien would attach to any of the properties of the Borrower or its Subsidiaries if unpaid which, individually or in the aggregate with all other unpaid taxes, assessments and governmental charges or levies, represent a liability of the Borrower and its Subsidiaries in an amount in excess of $125,000, and (c) at or before maturity, all other indebtedness, obligations and liabilities as and when due in accordance with customary trade practices; provided, that the Borrower or such Subsidiary may contest any item described in clauses (b) or (c) of this Section 10.5 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

SECTION 10.6 Compliance With Laws and Approvals.  Observe and remain in compliance with all Applicable Laws (including laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which the Borrower and its Subsidiaries are now doing or hereafter do business and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 10.7 Environmental Laws.  In addition to and without limiting the generality of Section 10.6, (a) comply with, and use all commercially reasonable efforts to ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and use all commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor, as determined by a court of competent jurisdiction by final nonappealable judgment.  The agreements in this Section 10.7 shall survive repayment of the Obligations and the termination of this Agreement.

SECTION 10.8 Compliance with ERISA.  In addition to and without limiting the generality of Section 10.6, (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (b) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code, (d) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (e) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

SECTION 10.9 Compliance With Agreements.  Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business, including any Material Contract, except where the failure to so comply with respect to such leases, agreements and other instruments could not reasonably be expected to have a Material Adverse Effect; provided, that the Borrower or such Subsidiary may contest any such lease, agreement or other instrument, including any Material Contract, in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

SECTION 10.10 Conduct of Business.  Engage only in businesses in which engaged as of the Closing Date, and businesses reasonably related thereto and in furtherance thereof.

SECTION 10.11 Visits and Inspections.  Permit, at the sole expense of the Loan Parties, representatives of the Administrative Agent or any Lender or their respective agents, from time to time (and so long as no Default or Event of Default shall have occurred and be continuing, upon reasonable notice and during business hours), to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

SECTION 10.12 Additional Subsidiaries.  (a) Additional Domestic Subsidiaries.  Within thirty (30) days (or such later date as the Administrative Agent shall agree to in writing in its sole discretion) after the acquisition or creation of any direct or indirect Domestic Subsidiary of the Borrower, cause to be executed and delivered to the Administrative Agent (i) a duly executed Joinder Agreement, whereby the Borrower or the applicable Subsidiary of the Borrower shall pledge the stock of such Domestic Subsidiary and such new Domestic Subsidiary shall become a Guarantor under the Guaranty Agreement and Grantor under the Collateral Agreement, (ii) upon request of the Administrative Agent, favorable legal opinions addressed to the Administrative Agent and Lenders in form and substance satisfactory thereto with respect to such Joinder Agreement and (iii) such other documents and closing certificates as may be reasonably requested by the Administrative Agent which provide that such Domestic Subsidiary shall become a Guarantor bound by all of the terms, covenants and agreements contained in the Loan Documents and that the assets of such Domestic Subsidiary shall become Collateral for the Guaranteed Obligations.

(b) Additional Foreign Subsidiaries.  Within thirty (30) days after the acquisition or creation of any direct or indirect first tier Foreign Subsidiary of the Borrower, cause to be executed and delivered to the Administrative Agent (i) a duly executed Joinder Agreement, whereby the Borrower shall pledge sixty-five (65%) of the total outstanding capital stock of such Foreign Subsidiary, (ii) upon request of the Administrative Agent, favorable legal opinions addressed to the Administrative Agent and Lenders in form and substance satisfactory thereto with respect to such Joinder Agreement and (iii) such other documents and closing certificates as may be reasonably requested by the Administrative Agent which provide that such Foreign Subsidiary shall be bound by all of the terms, covenants and agreements contained in the Loan Documents, provided that if any Foreign Subsidiary guarantees any Debt of the Borrower or any of its Subsidiaries, the Borrower and its Subsidiaries shall cause such Foreign Subsidiary to (A) become a Guarantor by delivering to the Administrative Agent a duly executed supplement to the applicable Guaranty Agreement or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose, (B) to the extent not already required to be delivered under this subsection (b), grant a security interest in all Collateral owned by such Foreign Subsidiary by delivering to the Administrative Agent a duly executed supplement to each Security Document or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose and comply with the terms of each Security Document and (C) deliver to the Administrative Agent such other documents and closing certificates consistent with subsection (a) above or otherwise as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.  Notwithstanding anything in the immediately preceding proviso to the contrary, the requirements of such proviso shall not apply to any Foreign Subsidiary to the extent that such requirements would (a) be prohibited by Applicable Law or (b) cause materially adverse tax implications for any Borrower or any Domestic Subsidiary under Section 956 of the Code.

SECTION 10.13 Notices; Further Assurances.  Pursuant to the terms of this Section 10.13 and of the Collateral Agreement, the Borrower will promptly (and in any event on or before the earlier of (a) if applicable, the time required by Section 10.12 or (b) the Borrower’s next submission of an Officer’s Compliance Certificate) notify the Administrative Agent of (i) any Loan Party’s acquisition of (A) any Equity Interest, including any Partnership/LLC Interests (as defined in the Collateral Agreement), but excluding any Equity Interest that constitutes Excluded Property (as defined in the Collateral Agreement), (B) any Material Owned Property, (C) any Material Leased Property, (D) any Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, and Trademark Licenses (as such terms are defined in the Collateral Agreement) (i) that individually have a fair market value in excess of $1,000,000 or (ii) the loss of which could reasonably be expected to have a Material Adverse Effect, (E) any commercial tort claim involving an amount in controversy in the aggregate with any other known commercial tort claim(s) of any Loan Party in excess of $1,000,000, (F) any new Material Account, and (G) any new Material Contract, in each case, to the extent the Borrower has not previously given the Administrative Agent notice of its acquisition thereof, (ii) any existing deposit, investment or other account having become a Material Account, and (iii) any existing agreement having become a Material Contract.

In addition, the Borrower will, and will cause each of its Subsidiaries to, make, execute and deliver all such additional and further acts, things, deeds, instruments, filings and opinions as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the other Secured Parties their respective rights under this Agreement and the other Loan Documents, including such financing statements, regulatory filings or approvals, documents, security agreements and reports to evidence, perfect or otherwise implement the security for repayment of the Secured Obligations contemplated by the Loan Documents.

The Administrative Agent may elect not to request any documents, instruments, filings or opinions as contemplated by this Section 10.13 or the Collateral Agreement and the other Loan Documents if it determines in its sole discretion that the costs to the Loan Parties of perfecting a security interest or lien in such property exceed the relative benefit afforded the Secured Parties.

SECTION 10.14 CoBank Equity.

(a) So long as CoBank is a Lender hereunder, the Borrower will acquire equity in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in CoBank in connection with the Loans made by CoBank hereunder may not exceed the maximum amount permitted by CoBank’s Bylaws and Capital Plan at the time this Agreement is entered into.  The Borrower acknowledges receipt of a copy of (i) CoBank’s most recent annual report, and if more recent, CoBank’s latest quarterly report, (ii) CoBank’s Notice to Prospective Stockholders and (iii) CoBank’s Bylaws and Capital Plan, which describe the nature of all of the Borrower’s stock and other equities in CoBank acquired in connection with its patronage loan from CoBank

(the “CoBank Equities”) as well as capitalization requirements, and agrees to be bound by the terms thereof.

(b) Each party hereto acknowledges that CoBank’s Bylaws and Capital Plan (as each may be amended from time to time) shall govern (i) the rights and obligations of the parties with respect to the CoBank Equities and any patronage refunds or other distributions made on account thereof or on account of the Borrower’s patronage with CoBank, (ii) the Borrower’s eligibility for patronage distributions from CoBank (in the form of CoBank Equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest.  CoBank reserves the right to assign or sell participations in all or any part of its Loans or Revolving Credit Commitment on a non-patronage basis.

(c) Each party hereto acknowledges that CoBank has a statutory first lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all CoBank Equities that the Borrower may now own or hereafter acquire, which statutory lien shall be for CoBank’s sole and exclusive benefit.  The CoBank Equities shall not constitute security for the Secured Obligations due to any other Secured Party.  To the extent that any of the Loan Documents create a Lien on the CoBank Equities or on patronage accrued by CoBank for the account of the Borrower (including, in each case, proceeds thereof), such Lien shall be for CoBank’s sole and exclusive benefit and shall not be subject to pro rata sharing hereunder.  Neither the CoBank Equities nor any accrued patronage shall be offset against the Secured Obligations except that, in the event of an Event of Default, CoBank may elect to apply the cash portion of any patronage distribution or retirement of equity to amounts due  under this Agreement.  The Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of the Borrower.  CoBank shall have no obligation to retire the CoBank Equities upon any Event of Default, Default or any other default by the Borrower or at any other time, either for application to the Secured Obligations or otherwise.

SECTION 10.15 Interest Rate Contracts.  Within ninety (90) days of the Closing Date, the Borrower shall have entered into or obtained (including any Related Secured Hedging Agreement entered into by the Borrower prior to the Closing Date), and the Borrower will thereafter maintain in full force and effect for a period of not less than two (2) years from such date, Interest Rate Contracts with respect to interest rate exposure under this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, the effect of which shall be to fix or limit interest rates payable by the Borrower as to at least fifty percent (50%) of the principal balance of the Term Loan outstanding on such date (adjusted to take into account amortization of the Term Loan over such period).  For the avoidance of doubt, after the Interest Rate Contracts referred to in the immediately preceding sentence expire or are terminated (which expiration or termination shall be at least two years after the date such Interest Rate Contracts are obtained), the Borrower shall not be required to obtain or maintain additional Interest Rate Contracts hereunder.  The Borrower will deliver to the Administrative Agent, promptly upon receipt thereof, copies of such Interest Rate Contracts (and any supplements or amendments thereto), and promptly upon request therefor, any other information reasonably requested by the Administrative Agent to evidence its compliance with the provisions of this Section 10.15.

SECTION 10.16 Use of Proceeds.  Use the proceeds of the Loans solely for the purposes described in the recital paragraphs to this Agreement, provided, however, the proceeds of any Incremental Term Loan shall be used solely for the purposes described in the Incremental Term Loan Agreement evidencing such Incremental Term Loan Facility.  No part of any Loan will be used (directly or indirectly) to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock” as defined in, or otherwise in violation of, section 7 of the Securities Exchange Act of 1934 and Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224, respectively.

ARTICLE XI
FINANCIAL COVENANTS
Until all of the Obligations (other than contingent indemnification obligations not yet due and payable) have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 15.10 hereof, the Borrower and its Subsidiaries on a Consolidated basis will not:

SECTION 11.1 Maximum Leverage Ratio.  As of the date of any fiscal quarter end during the applicable period set forth below, permit the ratio (the “Leverage Ratio”) of (a) Total Debt as of such fiscal quarter end to (b) EBITDA for the four consecutive fiscal quarter period ending on such fiscal quarter end, to exceed the corresponding ratio set forth below:

Period	Ratio
Closing Date through 12/31/2012	3.50 to 1.00
1/01/2013 through 12/31/2013	3.25 to 1.00
1/01/2014 and thereafter	3.00 to 1.00

SECTION 11.2 Debt Service Coverage Ratio. As of the date of any fiscal quarter end, permit the ratio of (a) EBITDA minus income taxes (but excluding add backs for tax benefits) to (b) the sum of (i) all scheduled principal payments to be made on Debt (or scheduled reductions in commitments on lines of credit to the extent such commitment reductions would cause the repayment of principal amounts then outstanding under such lines) plus (ii) Interest Expense, each of the foregoing items to be measured for the four consecutive fiscal quarter period ending on such fiscal quarter end, to be less than 2.50 to 1.00.

ARTICLE XII
NEGATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not yet due and payable) have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 15.10 hereof, the Borrower will not and will not permit any of its Subsidiaries to:

SECTION 12.1 Limitations on Debt.  Create, incur, assume or suffer to exist any Debt except:

(a) the Obligations;

(b) Debt incurred in connection with (i) any Related Secured Hedging Agreement or (ii) any Hedging Agreements made in the ordinary course of business provided such Hedging Agreements are non-speculative;

(c) [Reserved];

(d) (i) Debt incurred in connection with Capitalized Leases, (ii) Debt consisting of Guaranty Obligations (provided that the Guaranty Obligations permitted by Section 12.1(g) shall not be included in the calculation of the permitted maximum amount under this Section 12.1(d)), and (iii) any other Debt, in an aggregate principal amount for all Debt referred to in this Section 12.1(d) not to exceed $10,000,000 on any date of determination; provided, however, that until the occurrence of an Enventis Restrictions Release Event, neither the Borrower nor any of its Subsidiaries may incur any Debt to GE Commercial Distribution Finance Corporation or any of its Affiliates other than the GE Financing;

(e) Debt of the Borrower to any Guarantor and Debt of any Guarantor to the Borrower or any other Guarantor; provided, however, that until such time as an Enventis Restrictions Release Event has occurred, with respect to any Debt of Enventis to the Borrower or any other Guarantor, (i) such Debt shall be (A) unsecured, (B) incurred solely to finance the capital requirements of Enventis for transactions entered into in the ordinary course of Enventis’s business, and (C) repaid in full at least once every six months by means of (1) a dividend (or deemed dividend) to the Borrower or the applicable Guarantor, (2) the offset of other monetary obligations of the Borrower or such Guarantor to Enventis, and/or (3) a deemed capital contribution of the Borrower or such Guarantor to Enventis, and (ii) the proceeds of such Debt shall be expended by Enventis no later than three (3) Business Day following Enventis’s receipt thereof;

(f) following the occurrence of the events described in clause (b) of the definition of Enventis Restrictions Release Event, Debt of the GE Financing Subsidiary to the Borrower or any other Guarantor in an amount not to exceed (i) $5,000,000 of Debt incurred by the GE Financing Subsidiary in the aggregate during any twelve-month period, less the aggregate amount of all investments in the GE Financing Subsidiary during such period pursuant to Section 12.3(a)(iii)(Y), and (ii) $15,000,000 of Debt incurred by the GE Financing Subsidiary in the aggregate during the term of this Agreement, less the aggregate amount of all investments in the GE Financing Subsidiary during the term of this Agreement pursuant to Section 12.3(a)(iii)(Z);

(g) until such time as an Enventis Restrictions Release Event has occurred, Debt of Enventis (and Guaranty Obligations of the Borrower with respect thereto) to GE Commercial Distribution Finance Corporation for wholesale inventory financing upon terms and conditions acceptable to the Administrative Agent in an aggregate amount not to exceed $25,000,000 on any date of determination (the “GE Financing”);

(h) Debt to depository institutions with respect to cash management and similar arrangements in the ordinary course of business;

(i) Debt representing deferred compensation to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(j) Guaranty Obligations in favor of the Administrative Agent for the benefit of the Administrative Agent and the Secured Parties;

(k) following the occurrence the events described in clause (b) of the definition of Enventis Restrictions Release Event, Debt of the GE Financing Subsidiary (and Guaranty Obligations of the Borrower with respect thereto) to GE Commercial Distribution Finance Corporation for wholesale inventory financing upon terms and conditions acceptable to the Administrative Agent in an aggregate amount not to exceed $25,000,000 on any date of determination (the “Restructured GE Financing”);

(l) Debt in respect of performance bonds, bid bonds, appeal bonds, bankers acceptances, surety bonds or other similar obligations arising in the ordinary course of business; and

(m) contingent obligations in respect of purchase price adjustments or indemnification obligations set forth in agreements providing for the acquisition or disposition of any asset of the Borrower or any Subsidiary so long as all such contingent obligations are discharged within 30 days of the date the amount thereof becomes absolute or liquidated and the related acquisition or disposition is otherwise permitted hereby.

SECTION 12.2 Limitations on Liens.  Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(b) Liens in favor of CoBank as set forth in Section 10.14;

(c) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP, and in any event the aggregate amount of liabilities secured by such Liens is less than $1,000,000, and statutory liens of landlords with regard to any leased property;

(d) Liens incurred or deposits or pledges made in the ordinary course of business (i) in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation or obligations (not to exceed $1,000,000, but excluding any Lien imposed pursuant to any of the provisions of ERISA) under customer service contracts and (ii) to secure the performance of tenders, statutory obligations, surety bonds (other than appeal bonds), bids, leases, government contracts, performance and return of money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money); provided that the security for such obligations is limited solely to such deposits or to the pledge of the specific goods which are related to the particular project or contract which is the subject of such bond, bid, or lease;

(e) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(f) [Reserved];

(g) Liens securing purchase money Debt permitted under Section 12.1(d); provided that (i) such Liens shall be created substantially simultaneously with the acquisition of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, (iii) the amount of Debt secured thereby is not increased and (iv) the principal amount of Debt secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price of such property at the time it was acquired;

(h) Liens in favor of the Administrative Agent for the benefit of the Administrative Agent and the Secured Parties under the Loan Documents;

(i) [Reserved];

(j)  (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction and (ii) provided that such depositary bank has executed and delivered a deposit account control agreement with respect to such deposit account to the extent required pursuant to the Collateral Agreement, Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of the Borrower or any Subsidiary thereof;

(k) Liens securing judgments for the payment of money not constituting an Event of Default under Section 13.1(n) or securing appeal or other surety bonds related to such judgments;

(l) until such time as an Enventis Restrictions Release Event has occurred, first priority Liens on the accounts, inventory and related assets of Enventis securing the GE Financing;

(m) Liens not otherwise permitted hereunder securing obligations not at any time exceeding in the aggregate $2,000,000;

(n) the Federal Interest;

(o) following the occurrence of the events described in clause (b) of the definition of Enventis Restrictions Release Event, first priority Liens on the accounts, inventory and related assets of the GE Financing Subsidiary securing the Restructured GE Financing; and

(p) Liens on cash relating to escrows established for an adjustment in purchase price or contingent liabilities or indemnities for asset sales, to the extent such asset sales are permitted under this Agreement.

SECTION 12.3 Limitations on Loans, Advances, Investments and Acquisitions.  Purchase, own, invest in or otherwise acquire, directly or indirectly, any capital stock, interests in any partnership or joint venture (including the creation or capitalization of any Subsidiary), evidence of Debt or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in (including by way of capital contribution), any Person, or guarantee or assume the liability or other obligation of any Person, except:

(a) (i) investments existing on the Closing Date in Subsidiaries; (ii) additional investments of the Borrower in any Guarantor and of any Guarantor in the Borrower or any other Guarantor (excluding, (A) except with respect to the repayment of Debt permitted under Section 12.1(e) by means of a deemed capital contribution, until such time as an Enventis Restrictions Release Event has occurred, Enventis, and (B) except as set forth in Section 12.3(a)(iii), the GE Financing Subsidiary, if any); (iii) following the occurrence of the events described in clause (b) of the definition of Enventis Restrictions Release Event, investments of the Borrower or any Guarantor in the GE Financing Subsidiary in an amount not to exceed (Y) $5,000,000 of investments in the GE Financing Subsidiary in the aggregate during any twelve-month period, less the aggregate amount of all Debt incurred by the GE Financing Subsidiary during such period pursuant to Section 12.3(f)(i), and (Z) $15,000,000 of investments in the GE Financing Subsidiary in the aggregate during the term of this Agreement, less the aggregate amount of all Debt incurred by the GE Financing Subsidiary during the term of this Agreement pursuant to Section 12.3(f)(ii); and (iv) the other existing loans, advances and investments not otherwise permitted by this Section 12.3 described on Schedule 12.3;

(b) investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within 120 days from the date of acquisition thereof, (ii) with the written consent of the Required Lenders which is hereby given, until such time as such consent is revoked, commercial paper maturing no more than 120 days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than 120 days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $10,000,000 for any one such certificate of deposit and $20,000,000 for any one such bank, or (iv) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder;

(c) investments by the Borrower or any Subsidiary (but excluding, until such time as an Enventis Restrictions Release Event has occurred, Enventis, and following the occurrence of the events described in clause (b) of the definition of Enventis Restrictions Release Event, the GE Financing Subsidiary) in the form of (i) acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person or (ii) investments in Subsidiaries,  in each case so long as such acquisition or investment has been previously approved in writing by the Required Lenders; provided, however, that the Borrower or any Subsidiary (but excluding, until such time as an Enventis Restrictions Release Event has occurred, Enventis, and following the occurrence of the events described in clause (b) of the definition of Enventis Restrictions Release Event, the GE Financing Subsidiary) shall be permitted to make any one or more individual acquisitions or a series of related acquisitions (or for any such investment) without the approval of the Required Lenders so long as (i) no Default or Event of Default shall have occurred and be continuing or shall be created thereby, (ii) the Borrower shall have delivered to the Administrative Agent financial projections in form and substance reasonably satisfactory to the Administrative Agent, evidencing compliance, on a pro forma basis, with the covenants contained in Articles XI and XII and (iii) the total consideration for such acquisitions (or investments) does not exceed in the aggregate $50,000,000 during the term of this Agreement; provided further that such acquired Subsidiary complies with Section 10.12 hereof;

(d) investments in the CoBank Equities;

(e) Hedging Agreements permitted pursuant to Section 12.1;

(f) investments in the form of loans and advances to employees in the ordinary course of business, including, without limitation, in connection with the purchase or retention of capital by such employees in the ordinary course of business, which, in the aggregate do not at any time exceed $500,000;

(g) investments comprised of notes payable, stock or other securities issued by account debtors to the Borrower or any Guarantor pursuant to negotiated agreements with respect to the settlement of such account debtor’s accounts in the ordinary course of business;

provided that the aggregate amount of such accounts so settled by the Borrower and such Guarantor does not exceed $5,000,000 in the aggregate on any date of determination;

(h) investments not otherwise permitted pursuant to this Section 12.3 in an amount not to exceed $2,000,000;

(i) investments consisting of promissory notes acquired by the Borrower in connection with the sale of assets permitted under Section 12.5(e); provided that (i) at least seventy-five percent (75%) of the total consideration received by the Borrower for each such sale of assets shall be paid in cash to the Borrower and an amount not to exceed twenty-five percent (25%) of the total consideration received by the Borrower for each such sale of assets may be paid by promissory note payable to the Borrower, and (ii) each such promissory note in the original principal amount of $10,000 or more shall be pledged to the Administrative Agent in accordance with the terms of the Collateral Agreement within ten (10) Business Days after such sale; and

(j) the creation of the GE Financing Subsidiary in connection with the events described in clause (b) of the definition of Enventis Restrictions Release Event.

SECTION 12.4 Limitations on Mergers and Liquidation.  Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a) any Wholly Owned Subsidiary of the Borrower may merge with any other Wholly Owned Subsidiary of the Borrower (excluding the GE Financing Subsidiary (if any) and, until such time as an Enventis Restrictions Release Event has occurred, Enventis) or, as long as the Borrower is the surviving corporation, into the Borrower;

(b) any Wholly Owned Subsidiary may merge into the Person such Wholly Owned Subsidiary was formed to acquire in connection with an acquisition permitted by Section 12.3(c); and

(c) any Wholly Owned Subsidiary of the Borrower may wind-up into the Borrower or any other Wholly Owned Subsidiary of the Borrower (excluding the GE Financing Subsidiary (if any) and, until such time as an Enventis Restrictions Release Event has occurred, Enventis);

provided that (i) prior to any merger permitted under this Section 12.4, the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory thereto demonstrating compliance with Articles XI and XII of this Agreement, both before and after giving effect to such merger, and (ii) as soon as reasonably available, but in any event at least 10 days prior (or such later date as specified by the Administrative Agent in writing in its sole discretion) to the effective date of any merger, consolidation, liquidation or dissolution permitted under this Section 12.4, the Borrower shall provide written notice and, if requested by the Administrative Agent, a copy of the documentation relating thereto to the Administrative Agent.

SECTION 12.5 Limitations on Sale of Assets.  Convey, sell, lease, sublease, assign, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of transactions, any of its property, business, Licenses or assets (including the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), directly or indirectly, whether now owned or hereafter acquired, except:

(a) the sale of inventory in the ordinary course of business;

(b) the sale of obsolete assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

(c) the transfer of assets to the Borrower or any Wholly Owned Subsidiary of the Borrower pursuant to any transaction permitted by Section 12.4;

(d) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(e) any other sale of assets; provided that (i) after giving effect to such asset sale, EBITDA attributable to all assets sold or to be sold (A) during the then-current Fiscal Year does not exceed ten percent (10%) of total EBITDA for the period of twelve (12) consecutive months ending on the month end immediately preceding the date of such proposed sale, and  (B) during the term of this Agreement, does not exceed, twenty percent (20%) of total EBITDA for the period of four (4) consecutive fiscal quarters ending on the quarter end immediately preceding the date of such proposed sale and (ii) if applicable, the Net Cash Proceeds thereof are applied to the Loans in accordance with Sections 4.5(b), 2.3(f) and 5.3;

(f) the disposition of any Hedging Agreement;

(g) leases, subleases and licenses of property or assets by the Borrower or any Subsidiary thereof in the ordinary course of business (so long as such lease or license does not create a Capitalized Lease Obligation not otherwise permitted pursuant to Section 12.2);

(h) disposition by the Borrower or any Subsidiary thereof of investments permitted pursuant to Section 12.3(b), 12.3(h) and 12.3(i) to the extent the proceeds of such disposition are reinvested in other investments permitted pursuant to Section 12.3;

(i) dividends and distributions permitted by Section 12.6;

(j) (i) the transfer of assets between the Loan Parties (excluding, except as otherwise set forth in this Section 12.5(j), transfers of assets to Enventis and the GE Financing Subsidiary, if any), (ii) prior to the occurrence of the events described in clause (b) of the definition of Enventis Restrictions Release Event, transfers of assets from the Loan Parties to Enventis in an aggregate amount not to exceed $500,000 in each Fiscal Year, and (iii) following the occurrence of the events described in clause (b) of the definition of Enventis Restrictions Release Event, transfers of assets from the Loan Parties to the GE Financing Subsidiary in an aggregate amount not to exceed $500,000 in each Fiscal Year;

(k) the transfer of assets from Enventis to the GE Financing Subsidiary in connection with the events described in clause (b) of the definition of Enventis Restrictions Release Event; and

(l) for so long as the GE Financing is in effect, the disposition by Enventis of that portion of its business that is financed as of the Closing Date by the GE Financing.

SECTION 12.6 Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its capital stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock, or make any distribution of cash, property or assets among the holders of shares of its capital stock, or make any change in its capital structure; provided that:

(a) any Loan Party may make, declare or pay lawful cash dividends or distributions to, or redeem capital stock or other equity interest held by, any other Loan Party (excluding the GE Financing Subsidiary (if any) and, until such time as an Enventis Restrictions Release Event has occurred, Enventis), and any Subsidiary that is not a Loan Party may make, declare or pay lawful cash dividends or distributions to any Loan Party (excluding the GE Financing Subsidiary (if any) and, until such time as an Enventis Restrictions Release Event has occurred, Enventis);

(b) the Borrower may (i) pay cash dividends to its equity holders in an aggregate amount not to exceed $8,500,000 in any Fiscal Year, (ii) pay cash dividends to its equity holders from proceeds of asset dispositions permitted pursuant to Section 12.5 in an aggregate amount not to exceed $3,000,000 over the term of this Agreement, and (iii) purchase, redeem or otherwise acquire shares of its capital stock (“Stock Repurchases”) in an aggregate amount not to exceed $3,000,000 over the term of this Agreement; provided that, in each case, (A) the Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent demonstrating compliance with Articles XI and XII hereof both before and after giving effect to such dividend or Stock Repurchase, (B) no Default or Event of Default described in Sections 13.1(a), 13.1(b), 13.1(j) or 13.1(k) shall have occurred and be continuing as of the date such dividend is paid or such Stock Repurchase is made or will result after giving effect to the making of such dividend or Stock Repurchase, and (C) the dividends made pursuant to clause (ii) of this Section 12.6(b) and Stock Repurchases made pursuant to clause (iii) of this Section 12.6(b) may not exceed an aggregate amount of $5,000,000 over the term of this Agreement; and

(c) the Borrower and its Subsidiaries may make any dividend or distribution in connection with a transaction permitted by Section 12.4.

SECTION 12.7 Limitations on Exchange and Issuance of Capital Stock. Issue, sell or otherwise dispose of any class or series of capital stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Debt or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

SECTION 12.8 Transactions with Affiliates.  Directly or indirectly  (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in clause (a) of this Section 12.8 with any of its Affiliates other than:

(A) transactions permitted by Sections 12.3, 12.4, 12.6 and 12.7;

(B) transactions existing on the Closing Date and described on Schedule 12.8;

(C) normal compensation and reimbursement of reasonable expenses of officers and directors consistent with past practice of the Borrower and its Subsidiaries;

(D) transactions among the Loan Parties, provided that, until such time as an Enventis Restrictions Release Event has occurred, any transactions among any Loan Party and Enventis shall satisfy the requirements of Section 12.8(E) and, following the occurrence of the events described in clause (b) of the definition of Enventis Restrictions Release Event, any transactions among any Loan Party and the GE Financing Subsidiary shall satisfy the requirements of Section 12.8(E); and

(E) other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arms-length transaction with an independent, unrelated third party as determined in good faith by the board of directors of the Borrower.

SECTION 12.9 Certain Accounting Changes; Organizational Documents.  (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change, or waive any term or provision of, its articles of incorporation (or corporate charter or other similar organizational documents) or its bylaws (or other similar documents), in any manner adverse in any respect to the rights or interests of the Lenders, provided that the Borrower shall promptly give the Administrative Agent notice of any such amendment, modification, change or waiver.

SECTION 12.10 Amendments; Payments and Prepayments of Subordinated Debt.

(a) Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Debt in any respect which would materially adversely affect the rights or interests of the Administrative Agent and Lenders hereunder.

(b) Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof) any Subordinated Debt, except refinancings, refundings, renewals, extensions or exchange of any Subordinated Indebtedness permitted by Section 12.1.

SECTION 12.11 Restrictive Agreements.  (a) Enter into any Debt (excluding the GE Financing as in effect on the Closing Date and, for the avoidance of doubt, agreements with NTIA relating to the Federal Interest) which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles X, XI and XII hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt or (b) enter into any agreement which shall (i) restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary of the Borrower to make any payment to the Borrower (in the form of dividends, intercompany advances or otherwise) or (ii) be violated or breached by any borrowing by the Borrower hereunder or by the performance by the Loan Parties of any of their respective obligations hereunder or under any other Loan Document.

SECTION 12.12 Nature of Business.  Alter in any material respect the character or conduct of the business conducted by the Borrower and its Subsidiaries as of the Closing Date.

SECTION 12.13 Impairment of Security Interests.  Take or omit to take any action, which might or would have the result of materially impairing the Liens in favor of the Administrative Agent with respect to the Collateral (other than agreements with NTIA relating to the Federal Interest) or grant to any Person (other than the Administrative Agent for the benefit of itself and the Lenders pursuant to the Security Documents) any interest whatsoever in the Collateral, except for Liens permitted under Section 12.2 and asset sales permitted under Section 12.5.

SECTION 12.14 Hedge Agreements.  Engage in any speculative transactions or in any transaction involving a Hedge Agreement except as required by Section 10.15 or for the sole purpose of hedging in the normal course of business.

SECTION 12.15 Ownership of Licenses.  Except as noted on Schedule 8.1(w) or pursuant to an asset disposition permitted under Section 12.5, permit any material License issued by the United States of America, or state or any political subdivision thereof, including any agency or commission of any thereof, and utilized in the business of the Borrower or any of its Subsidiaries to be issued to, assigned to, transferred to or acquired by any Subsidiary or Affiliate of the Borrower who is not a Loan Party or a Subsidiary of a Loan Party whose ownership interests are subject to a valid and perfected first priority Lien in favor of the Secured Parties pursuant to the Collateral Agreement.

ARTICLE XIII
DEFAULT AND REMEDIES

SECTION 13.1 Events of Default.  Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

(a) Default in Payment of Principal of Loans and Reimbursement Obligations.  The Borrower shall default in any payment of principal of any Loan, Note or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b) Other Payment Default.  The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan, Note or Reimbursement Obligation or the payment of any other Secured Obligation (excluding any termination payment under any Secured Hedging Agreement) and such default shall continue for a period of three (3) Business Days.

(c) Misrepresentation.  Any representation, warranty, certification or statement of fact made or deemed to be made by the Borrower or any of its Subsidiaries under this Agreement, any Loan Document, any document delivered in connection herewith or therewith, or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading when made or deemed made (i) as stated if such representation or warranty contains an express material qualification or (ii) in any material respect if such representation or warranty does not contain such qualification.

(d) Default in Performance of Certain Covenants.  The Borrower or any of its Subsidiaries shall default in the performance or observance of any covenant or agreement contained in Sections 7.4, Sections 10.1 through 10.4, Section 10.11, Section 10.16 or Articles XI or XII of this Agreement.

(e) Default in Performance of Other Covenants and Conditions.  The Borrower or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 13.1) or any other Loan Document (other than any Security Document) and such default shall continue for a period of thirty (30) days after the earlier of (i) the date the Borrower or any such Subsidiary knows of such breach or default or (ii) the date of receipt by the Borrower or any such Subsidiary of written notice from the Administrative Agent or the Requisite Lenders of such breach or default; provided, however that such notice and opportunity to cure shall not apply in the case of any default which is not capable of being cured at all or within such thirty (30) day period or which was a willful and knowing breach by such Borrower or any Subsidiary.

(f) Hedging Agreement.  Any termination payment shall be due by the Borrower under any Secured Hedging Agreement and such amount is not paid within thirty (30) Business Days of the due date thereof.

(g) Debt Cross-Default.  The Borrower or any of its Subsidiaries shall (i) default in the payment of any Debt (other than the Loans or any Reimbursement Obligation) or interest thereon, the aggregate outstanding amount of which Debt is in excess of $2,000,000 (or which, together with all other defaulted Debt of the Borrower and its Subsidiaries, is in an aggregate outstanding amount in excess of $4,000,000) beyond the period of grace, if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Debt is in excess of $2,000,000 (or which, together with all other defaulted Debt of the Borrower and its Subsidiaries, is in an aggregate outstanding amount in excess of $4,000,000) or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

(h) Other Cross-Defaults.  The Borrower or any of its Subsidiaries shall default in the payment when due, or in the performance or observance, of any obligation or condition of (i) any Material Contract unless, but only as long as, the existence of any such default is being contested by the Borrower or such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Subsidiary to the extent required by GAAP or (ii) any Security Document.

(i) Change in Control.  (i) Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) other than the Current Management Group shall obtain ownership or control in one or more series of transactions of more than thirty-five percent (35%) of the common stock or thirty-five percent (35%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower or (iii) any Loan Party shall cease to own one hundred percent (100%) of the common stock and voting power of any of its respective Subsidiaries that are Wholly Owned as of the Closing Date (any such event, a “Change in Control”).  As used herein, “Current Management Group” means any group referred to above which includes, and is under the general direction and authority of, at least two of Robert Alton, Lyle T. Bosacker, James W. Bracke, Myrita P. Craig, Diane L. Dewbrey, John W. Finke, Lyle G. Jacobson, R. Wynn Kearney, Jr., Dale E. Parker, David A. Christensen, Damon D. Dutz, Lane C. Nordquist, Walter A. Prahl, Mary Jacobs and Carol Wirbinski so long as such individuals continue to be directors of, or employed in a managerial capacity by, the Borrower.

(j) Voluntary Bankruptcy Proceeding.  The Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws or the conversion of an involuntary case to a voluntary case under any such law, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(k) Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against the Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(l) Failure of Agreements.  Any provision of this Agreement or of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or Subsidiary party thereto or any such Person shall deny in writing that it has any further liability under this Agreement or any other Loan Documents to which it is party, or this Agreement or any other Loan Document shall for any reason cease to create a valid and perfected first priority Lien on (except with respect to Liens permitted under Section 12.2), or security interest in, any of the collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

(m) Termination Event.  The occurrence of any of the following events:  (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an Unfunded Liability in excess of $2,000,000 occurs or exists with respect to any Pension Plan, (iii) a Termination Event or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $2,000,000.

(n) Judgment.  A judgment or order for the payment of money, writ or warrant of attachment or similar process which causes the aggregate amount of all such judgments, orders, writs or warrants for attachment or similar processes to exceed $2,000,000 in any Fiscal Year shall be entered against the Borrower or any of its Subsidiaries and/or any of their respective assets and such judgment, order, writ or warrant of attachment or similar process shall continue without discharge or stay for a period of thirty (30) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder.

(o) FCC, PUC Cable Matters.  Any License necessary for the ownership or operation of the Telecommunications Systems shall be cancelled, expired, revoked, terminated,

rescinded, annulled, suspended, or modified or shall no longer be in full force and effect and the result of such action has, or could reasonably be expected to have, a Material Adverse Effect.

(p) Environmental.  Any one or more Environmental Claims shall have been asserted against the Borrower or any of its Subsidiaries; the Borrower or any of its Subsidiaries would be reasonably likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 13.2 Remedies. Upon the occurrence of an Event of Default (or, with respect to a suspension of the Commitments pursuant to Section 13.2(a), the occurrence of a Default or an Event of Default), with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(a) Suspension of Commitments.  Cease making additional Loans, suspend the Issuing Lender’s obligation to issue Letters of Credit and suspend the Lenders’ obligation to lend their pro rata share of the Commitments; provided that, in the case of a Default, if the subject condition or event is cured to the reasonable satisfaction of the Required Lenders (unless otherwise provided in Section 15.10) or waived or removed by the Required Lenders (unless otherwise provided in Section 15.10) within any applicable grace or cure period, any suspended portion of the Commitments shall be reinstated.

(b) Acceleration; Termination of Credit Facilities.  Terminate the Commitments and/or the L/C Commitment and declare the principal of and interest on the Loans, the Notes and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (other than any Hedging Agreement) (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and all other Obligations (other than Obligations under any Related Secured Hedging Agreement, which may be accelerated solely in the discretion of the applicable counterparty party thereto), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 13.1(j) or (k), the Credit Facility shall be automatically terminated and all Obligations (other than Obligations under any Related Secured Hedging Agreement, which may be accelerated solely in the discretion of the applicable counterparty party thereto) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(c) Letters of Credit.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to Section 13.2(b), require the Borrower to Cash Collateralize the then undrawn and unexpired amount of such Letters of Credit.  Such Cash Collateral shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations.  After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, of such Cash Collateral shall be returned to the Borrower.

(d) Rights of Collection.  Exercise on behalf of the Secured Parties all of their other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.

SECTION 13.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.  No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default.  No course of dealing between the  Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 13.4 Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3, 6.3 and 15.2) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 6.3 and 15.2.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XIV
THE ADMINISTRATIVE AGENT

SECTION 14.1 Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints and authorizes CoBank, as the Administrative Agent and as the Lead Arranger, to act as the Administrative Agent or the Lead Arranger hereunder and under any other Loan Document with such powers as are specifically delegated to such Person by the terms of this Agreement and any other Loan Document, together with such other powers as are reasonably incidental thereto.  The Administrative Agent is authorized and empowered to amend, modify or waive any provisions of this Agreement or the other Loan Documents on behalf of the Lenders, subject to the requirement that the consent of certain Lenders or all Lenders, as appropriate, be obtained in certain instances as provided in Section 15.10.  CoBank hereby agrees to act as the Administrative Agent on the express conditions contained in this Article XIV.  The provisions of this Article XIV are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Loan Parties nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as an Administrative Agent or Lead Arranger, as applicable, of the Lenders and the Administrative Agent shall not assume or be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party or their respective Affiliates or any other Person.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact that it selects with reasonable care.

SECTION 14.2 Rights as a Lender. With respect to its obligations under the Loan Commitments, the Loans made by it, and the Notes issued to it, each of the Administrative Agent, any syndication agent and any documentation agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender.  The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each of the Administrative Agent, any syndication agent and any documentation agent in its individual capacity as a Lender or as one of the Required Lenders.  Each of the Administrative Agent, any

syndication agent and any documentation agent may lend money to, and generally engage in any kind of banking, trust or other business with, the Borrower, its Subsidiaries or any other Person as if it were not acting as the Administrative Agent, syndication agent or documentation agent pursuant hereto.

SECTION 14.3 Nature of Duties.  The duties of the Administrative Agent shall be mechanical and administrative in nature.  The Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon the Administrative Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein.  Each Lender expressly acknowledges that none of the Administrative Agent, its Affiliates, or the Administrative Agent’s or its Affiliates’ respective officers, directors, employees, agents, attorneys-in-fact have made any representation or warranty to it and that no act by the Administrative Agent or any such Person hereafter taken, including any review of the affairs of the Borrower, its Subsidiaries or any other Person, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that (i) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, properties, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to enter into this Agreement and extend credit to the Borrower hereunder, and (ii) it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action hereunder and under the other Loan Documents and to make such investigation as it deems necessary to inform itself as to the business, prospects, operations, properties, financial and other condition and creditworthiness of the Borrower and its Subsidiaries.  The Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein).  If the Administrative Agent seeks the consent or approval of any Lenders to the taking or refraining from taking of any action hereunder, then the Administrative Agent shall send notice thereof to each Lender.  The Administrative Agent shall promptly notify each Lender any time that Required Lenders have instructed the Administrative Agent to act or refrain from acting pursuant hereto.

SECTION 14.4 Rights, Exculpation, Etc.  The Administrative Agent, its Affiliates and any of its or its Affiliates’ respective officers, directors, employees, agents or attorneys-in-fact shall not be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that each such entity shall be liable with respect to its own gross negligence or willful misconduct, as determined by a final judgment by a court of competent jurisdiction.  The Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).  The Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of the Borrower, its Subsidiaries or any other Person.  The Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents the Administrative Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents (i) if such action or omission would, in the reasonable opinion of the Administrative Agent, violate any Applicable Law or any provision of this Agreement or any other Loan Document, or (ii) until it shall have received such instructions from Required Lenders or all of Lenders, as applicable.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement, the Notes, or any of the other Loan Documents in accordance with the instructions of the Required Lenders, except in connection with its own gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

SECTION 14.5 Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, electronic mail, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of counsel to the Borrower or counsel selected by it in connection with the preparation, negotiation, execution, delivery, administration, amendment, modification, waiver or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents.

SECTION 14.6 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article XIV shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

SECTION 14.7 Notice of Default.  The Administrative Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of the Borrower, its Subsidiaries or any other Person, or the existence or possible existence of any Default or Event of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent shall have received written notice from the Borrower or a Lender referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent will give notice thereof to the Lenders as soon as reasonably practicable; provided, that if any such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto.  The Administrative Agent shall (subject to Article XIV) take such action with respect to such Default or Event of Default as shall reasonably be directed by Required Lenders; provided, further, that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders.

SECTION 14.8 Resignation of Administrative Agent.

(a) Resignation.  The Administrative Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least 30 Business Days’ prior written notice to the Borrower and the Lenders.  Such resignation shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to clause (b) below or as otherwise provided below.

(b) Appointment of Successor.  Upon any such notice of resignation or removal pursuant to clause (a) above, the Required Lenders shall (and if no Event of Default or Default shall have occurred and be continuing, upon receipt of the Borrower’s prior consent, which shall not be unreasonably withheld or delayed), appoint a successor Administrative Agent from among the Lenders or another financial institution.  If a successor Administrative Agent shall not have been so appointed within the 30 Business Day period referred to in clause (a) above, the retiring Administrative Agent, upon notice to the Borrower, shall then appoint a successor Administrative Agent from among the Lenders who shall serve as the Administrative Agent until such time, if any, as the Required Lenders, upon receipt of the Borrower’s prior written consent (if required under the first sentence of this Section 14.8(b)), which shall not be unreasonably withheld or delayed, appoint a successor Administrative Agent as provided above.

(c) Successor Agent.  Upon the acceptance of any appointment as the Administrative Agent under the Loan Documents by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent’s resignation as the Administrative Agent under the Loan Documents, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents.

(d) Any resignation by CoBank as the Administrative Agent pursuant to this Section 14.8 shall also constitute its resignation as Issuing Lender and Swingline Lender.  Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 14.9 Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any Collateral granted to or held by the Administrative Agent upon any property covered by the Security Documents (i) upon repayment of the outstanding principal of and all accrued interest on the Loans and Reimbursement Obligations, payment of all outstanding fees and expenses hereunder, the termination of the Lenders’ Commitments and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document if the Borrower certifies to the Administrative Agent in writing that the sale or disposition is made in compliance with the provisions of this Agreement and the other Loan Documents (and the Administrative Agent may rely in good faith conclusively on any such certificate, without further inquiry), or (iii) subject to Section 15.10, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate or release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Collateral that is permitted by Section 12.2; and

(c) to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Without in any manner limiting the Administrative Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in this Section 14.9), each Lender agrees to confirm in writing, upon request by the Administrative Agent or the Borrower, the authority conferred upon the Administrative Agent under this Section 14.9 to release any property covered by the Security Documents or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement.  Upon receipt by the Administrative Agent of confirmation from each Lender of its authority to release or compromise any particular item or types of property covered by the Security Documents under this Section 14.9, and upon at least 10 Business Days’ prior written request by the Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release or compromise of the Liens granted to the Administrative Agent, for the benefit of the

Administrative Agent and the Lenders, upon such Collateral, provided that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release or compromise of such Liens without recourse or warranty, (ii) such release or compromise shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Loan Parties, in respect of) all interests retained by the Loan Parties in the Collateral, including proceeds of any sale or other disposition of any Collateral, all of which shall continue to constitute part of the property covered by the Security Documents, and (iii) nothing in this Section 14.9 shall limit the Administrative Agent’s authorization to release Liens in accordance with this Section 14.9.

SECTION 14.10 Dissemination of Information.  The Administrative Agent will use its best efforts (except where otherwise provided herein) to provide the Lenders with any information received by the Administrative Agent from the Loan Parties which is required to be provided to a Lender hereunder or which is otherwise requested by any Lender, provided that the Administrative Agent shall not be liable to the Lenders for any failure to do so, except to the extent that such failure is attributable to the Administrative Agent’s or its Representatives’ gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

SECTION 14.11 No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Bookrunner, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Swingline Lender, Issuing Lender or a Lender hereunder.

ARTICLE XV
MISCELLANEOUS

SECTION 15.1 Notices.

(a) Method of Communication.  Any required notice or other communication shall be in writing addressed to the respective party as set forth below and may be personally delivered, telecopied, or sent by overnight courier service and shall be deemed to have been given: (i) if delivered in person, when delivered; (ii) if delivered by telecopy, on the date of transmission if transmitted on a Business Day before 4:00 p.m. and otherwise on the Business Day next succeeding the date of transmission; and (iii) if delivered by overnight courier, two (2) Business Days after delivery to the courier properly addressed.

(b) Addresses for Notices.  Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing in accordance with Section 15.1(a).

If to the Borrower:                                Hickory Tech Corporation
221 East Hickory Street
P.O. Box 3248
Mankato, MN 56002-3248
Attention:  The Office of the Chief Financial Officer, David A. Christensen
Telecopy No.:    (507) 625-9191

If to CoBank as                                    CoBank, ACB
 Administrative Agent:                       5500 S. Quebec Street
Greenwood Village, CO  80111
Attn: Communications Banking Group
Telecopy No.:  (303) 224-2718

If to any Lender:                                To the Address set forth on the Register

(c) Administrative Agent’s Office.  The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto in the manner set forth in this Section 15.1.

SECTION 15.2 Expenses; Indemnity.

(a) Costs and Expenses.  The Borrower and any other Loan Party, jointly and severally, shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery, and administration of this Agreement and the other Loan Documents (including any such fees, costs and expenses incurred in perfecting, maintaining, determining the priority of and releasing any security and any tax payable in connection with any Loan Documents), or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 15.2, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  All fees, costs and expenses for which the Borrower and the other Loan Parties are responsible under this Section 15.2(a) shall be deemed part of the Obligations when incurred and shall be secured by the Collateral.

(b) Indemnification by the Loan Parties.  The Borrower and each other Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including any Environmental Claims or civil penalties or fines assessed by OFAC), damages, penalties, actions, judgments, suits, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower, any other Loan Party or any of their respective Subsidiaries arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, any other Loan Party or any of their respective Subsidiaries, or any Environmental Claim related in any way to the Borrower, any other Loan Party or any of their respective Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, any other Loan Party or any of their respective Subsidiaries, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section 15.2 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.  The obligations of the Lenders under this Section 15.2(c) shall survive the payment in full of the Obligations and the termination of this Agreement.

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by Applicable Law, the Borrower, each other Loan Party and each of their respective Subsidiaries shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments.  All amounts due under this Section 15.2 shall be payable promptly after demand therefor.

SECTION 15.3 Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender or the Swingline Lender, irrespective of whether or not such Lender, the Issuing Lender or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the Issuing Lender, the Swingline Lender and their respective Affiliates under this Section 15.3 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender, the Swingline Lender or their respective Affiliates may have.  Each Lender, the Issuing Lender and the Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 15.4 Governing Law; Jurisdiction; Etc.

(a) Governing Law.  THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT REQUIRE OR PERMIT APPLICATION OF THE LAWS OF ANY OTHER STATE OR JURISDICTION.

(b) Submission to Jurisdiction.  The Borrower and each other Loan Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the state and federal courts located in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue.  The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 15.4(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 15.1.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 15.5 Waiver of Jury Trial.  EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR ANY DEALINGS BETWEEN OR AMONG THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION AND ANY RELATIONSHIP THAT IS BEING ESTABLISHED AMONG ANY OF THEM.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS

TRANSACTION, INCLUDING, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.  EACH OF THE LOAN PARTIES, ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE ADMINISTRATIVE AGENT AND EACH LENDER.

SECTION 15.6 Reversal of Payments.  To the extent the Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

SECTION 15.7 Injunctive Relief; Punitive Damage.

(a) The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Administrative Agent and the Lenders. Therefore, the Borrower agrees that the Administrative Agent, on behalf of itself and the Lenders, at the option of the Administrative Agent, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b) The Administrative Agent, the Lenders and the Borrower (on behalf of itself and its Subsidiaries) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

SECTION 15.8 Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 15.9 Successors and Assigns; Participations.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 15.9(b), (ii) by way of participation in accordance with the provisions of Section 15.9(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 15.9(e) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 15.9(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.  In the event of an assignment pursuant to this Section 15.9, if a new Note is requested by the Person to which interests are to be assigned, the Borrower shall, upon surrender of the assigning Lender’s Note, issue a new Note to reflect the interests of the assigning Lender and the Person to which interests are to be assigned.  Each Lender may furnish any information concerning the Loan Parties and their Subsidiaries in the possession of that Lender from time to time to assignees and Participants (including prospective assignees and Participants), subject to the provisions of Section 15.11.  Notwithstanding anything contained in this Agreement to the contrary, so long as the Required Lenders shall remain capable of making LIBOR Rate Loans, no Person shall become a “Lender” hereunder unless such Person shall also be capable of making LIBOR Rate Loans.

(b) Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, and

(B) in any case not described in Section 15.9(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $3,000,000, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Credit Facilities on a non-pro rata basis.

(iii) Required Consents.  No consent shall be required for any assignment to an Eligible Assignee except to the extent required by Section 15.9(b)(i)(B) and, in addition

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or an Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Credit Facilities;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Credit Facility if such assignment is to a Person that is not a Lender with a Commitment or a Loan in respect of such Credit Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the Issuing Lender and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Commitment.

(iv) Assignment and Assumption.  Unless waived by the Administrative Agent in its sole discretion, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment, and the Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to the Borrower or to Natural Persons.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or to any natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 15.9(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 6.9, 6.10, 6.11 and 15.2 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 15.9(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 15.9(d).

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Denver, Colorado, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower, any Affiliate or Subsidiary of the Borrower, or, until such time as an Enventis Restrictions Release Event has occurred, GE Commercial Distribution Finance Corporation or any of its Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  CoBank reserves the right to assign or sell participations in all or any part of its Commitment and/or Loans on a non-patronage basis.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 15.10 relating to amendments requiring unanimous consent of the Lenders that directly affects such Participant.  Subject to Section 15.9(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 6.9, 6.10 and 6.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 15.9(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 15.2 as though it were a Lender, provided such Participant agrees to be subject to Section 6.7 as though it were a Lender.

Notwithstanding the preceding paragraph, any Participant that is a Farm Credit Lender that (i) has purchased a participation in a minimum amount of $5,000,000, (ii) has been designated as a voting Participant (a “Voting Participant”) in a notice (a “Voting Participant Notice”) sent by the relevant Lender (including any existing Voting Participant) to the Administrative Agent and (iii) receives, prior to becoming a Voting Participant, the consent of the Administrative Agent and the Borrower (each such consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 15.9(b) and such consent is not required for an assignment to an existing Voting Participant), shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by the Lenders and the voting rights of the selling Lender (including any existing Voting Participant) shall be correspondingly reduced, on a dollar-for-dollar basis.  Each Voting Participant Notice shall include, with respect to each Voting Participant, the information that would be included by a prospective Lender in an Assignment and Assumption.  Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule 15.9(d) shall be a Voting Participant without delivery of a Voting Participation Notification and without the prior written consent of the Borrower and the Administrative Agent.  The selling Lender (including any existing Voting Participant) and the purchasing Voting Participant shall notify the Administrative Agent and the Borrower within three (3) Business Days of any termination, reduction or increase of the amount of, such participation.  The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto.  The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not a Farm Credit Lender.

(e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 6.9 and 6.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A

Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 6.11 unless the Borrower and the Administrative Agent are each notified of the participation sold to such Participant and such Participant agrees to comply with Section 6.11 as though it were a Lender.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 15.10 Amendments, Waivers and Consents.  Except as set forth below or as specifically provided in this Agreement or any other Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders (including Voting Participants), and any consent given by the Lenders (including Voting Participants), if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided that, the Borrower shall provide the Administrative Agent with updated Schedules 8.1(a), 8.1(b), 8.1(l), 8.1(q), 8.1(s) and 8.1(w) from time to time in connection with its delivery of the Annual Officer’s Compliance Certificate as required by Section 9.3 of this Agreement, which shall upon delivery by the Borrower be deemed to replace such then existing Schedules, and each such delivery shall constitute a representation by the Borrower of the accuracy and completeness of such updated Schedules, but provided, however, that delivery of such updated Schedules shall not be deemed to waive any Default or Event of Default relating thereto (if any); provided further, that no amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 13.2) or the amount of Loans of any Lender without the written consent of such Lender;

(b) extend the Revolving Credit Maturity Date or the Term Loan Maturity Date or extend any other scheduled date on which any Obligation is to be paid (other than the date of any prepayment, voluntary or mandatory) without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 6.1(d) during the continuance of an Event of Default, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan, L/C Obligation or Reimbursement Obligation or to reduce any fee payable hereunder;

(d) change Section 6.4 or Section 6.5 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(e) change any provision of this Section 15.10 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(f) release all of the Guarantors or release Guarantors comprising substantially all of the credit support for the Obligations, in either case, from the Guaranty Agreement (other than as authorized in Section 14.9), without the written consent of each Lender;

(g) release all or a material portion of the Collateral or release any Security Document (other than as authorized in Section 14.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

(h) amend or waive Sections 13.2(a) or 13.2(b) (to the extent related to termination of the Commitments) or the priority of payments set forth in Section 6.5 without the written consent of each Lender directly affected thereby; or

(i) consent to the assignment, delegation or other transfer by any Loan Party of any of its rights and obligations under any Loan Document without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement or any other Loan Document; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Each amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, waiver or consent shall be required for the Administrative Agent to take additional Collateral pursuant to any Loan Document.  No notice to or demand on any Loan Party or any other Person in any case shall entitle such Loan Party or such Person to any other or further notice or demand in similar or other circumstances.  Any amendment, waiver or consent effected in accordance with this Section 15.10 shall be binding upon each holder of the Notes at the time outstanding, each future holder of the Notes, and, if signed by the Borrower, upon all the Loan Parties.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).

SECTION 15.11 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below) sufficiently identified as being confidential or proprietary, except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, agents (including accountants and legal counsel), advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Secured Hedging Agreement or Cash Management Agreement) or any action or proceeding relating to this Agreement or any other Loan Document (or any Secured Hedging Agreement or Cash Management Agreement) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 15.11, to (i) any purchasing Lender, proposed purchasing Lender, Participant or proposed Participant, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 15.11 or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower or (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or Affiliates.  For purposes of this Section 15.11, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party and information obtained by the Administrative Agent or the Lenders from a source independent of the Borrower or its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section 15.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 15.12 Performance of Duties.  The Borrower’s and each other Loan Party’s obligations under this Agreement and each of the Loan Documents shall be performed by the Borrower and such Loan Parties at their sole cost and expense.  If any Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may perform or attempt to perform such covenant, duty or agreement on behalf of such Loan Party after the expiration of any cure or grace periods set forth herein, subject to Applicable Law.  In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default from the date of such expenditure until paid.  Notwithstanding the foregoing, it is expressly agreed that neither the Administrative Agent nor any Lender shall have any liability or responsibility for the performance of any obligation of any Loan Party under this Agreement or any other Loan Document.

SECTION 15.13 All Powers Coupled with Interest.  All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 15.14 Survival of Warranties and Certain Agreements.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans and the execution and delivery of the Notes.  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Loan Parties set forth in Sections 6.4, 6.9, 6.10, 6.11, 15.2, 15.4 and 15.5 and the agreements of the Lenders set forth in Section 15.2(c) (together with any other Sections and Subsections stated herein to so survive) shall survive the payment of the Loans and the termination of this Agreement.

SECTION 15.15 Titles and Captions.  Titles and captions of Articles, Sections and subsections in, and the table of contents of this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 15.16 Severability of Provisions.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 15.17 Counterparts; Effectiveness; Electronic Execution.

(a) Counterparts; Effectiveness.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.  Except as provided in Section 7.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 15.18 Term of Agreement.  This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full in cash.  The Administrative Agent is hereby permitted to release all Liens on the Collateral in favor of the Administrative Agent, for the ratable benefit of itself and the Lenders, upon repayment of the outstanding principal of and all accrued interest on the Loans, payment of all outstanding fees and expenses hereunder and the termination of the Lender’s Commitments.  No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 15.19 Inconsistencies with Other Documents; Independent Effect of Covenants. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which further restricts the rights of the Borrowers or their Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect. The Borrower expressly acknowledges and agrees that each covenant contained in Articles X, XI, or XII hereof shall be given independent effect.  Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles X, XI, or XII if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles X, XI, or XII.

SECTION 15.20 Integration. This Agreement and the schedules and exhibits attached hereto, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 15.21 Advice of Counsel, No Strict Construction.  Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 15.22 No Fiduciary Relationship.  No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to the Loan Parties or their respective Subsidiaries or Affiliates by the Administrative Agent or any Lender.

SECTION 15.23 Lenders’ Obligations Several; Independent Nature of Lenders’ Rights.  The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder.  In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan.  Nothing contained in any Loan Document and no action taken by the Administrative Agent or any Lender pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

SECTION 15.24 USA Patriot Act.  The Administrative Agent and each Lender hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the name and address of such entity and other information that will allow the Lenders to identify such in accordance with the Patriot Act.  The Borrower shall, and shall cause its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Lenders in order to assist the Lenders in maintaining compliance with the Patriot Act.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

[CORPORATE SEAL]                                                                                                                     HICKORY TECH CORPORATION, as Borrower

By:	/s/ David A. Christensen
Name: David A. Christensen
Title: Chief Financial Officer and Secretary

[Signature Page to the Credit Agreement]